As filed with the Securities and Exchange Commission on August 5, 2005.
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

THERMO ELECTRON CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware	3569	04-2209186
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

81 Wyman Street, P.O. Box 9046
Waltham, Massachusetts 02454-9046
(781) 622-1000
(Address, including zip code, and telephone number,
including area code, of Registrant’s principal executive offices)

Seth H. Hoogasian, Esq.
Vice President, General Counsel and Secretary
Thermo Electron Corporation
81 Wyman Street, P.O. Box 9046
Waltham, Massachusetts 02454-9046
(781) 622-1000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:
David E. Redlick, Esq.
Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, Massachusetts 02109
Telephone: (617) 526-6000
Telecopy: (617) 526-5000

      Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.
      If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐
      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering	Aggregate	Registration
Securities to be Registered	Registered	Price per Security	Offering Price(1)	Fee(2)

5% Senior Notes due 2015	$250,000,000	100%	$250,000,000	$29,425

(1)	Estimated solely for the purposes of calculating the registration fee in accordance with Rule 457(f)(2) under the Securities Act of 1933, as amended.

(2)	Calculated based upon the book value of the securities to be received by the Registrant in the exchange in accordance with Rule 457(f)(2).

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission relating to these securities is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 5, 2005
PROSPECTUS
$250,000,000
Thermo Electron Corporation
5% Senior Notes due 2015
          We are offering to exchange 5% senior notes due 2015 that we have registered under the Securities Act of 1933, as amended, or the Securities Act, for all outstanding unregistered 5% senior notes due 2015. We refer to these registered notes as the new notes and all outstanding unregistered 5% senior notes due 2015 as the old notes. Currently, there is no public market for the old notes.
The Exchange Offer

•	We will exchange an equal principal amount of new notes that are freely tradeable for all old notes that are validly tendered and not validly withdrawn.

•	You may withdraw tenders of outstanding old notes at any time prior to the expiration of the exchange offer.

•	The exchange offer is subject to the satisfaction of limited, customary conditions.

•	The exchange offer expires at 5:00 p.m., Eastern time, on , 2005, unless extended.

•	The exchange of old notes for new notes in the exchange offer generally will not be a taxable event for U.S. federal income tax purposes.

•	We will not receive any proceeds from the exchange offer.
The New Notes

•	We are offering the new notes in order to satisfy our obligations under the registration rights agreement entered into in connection with the private placement of the old notes.

•	The terms of the new notes to be issued in the exchange offer are substantially identical to the terms of the old notes, except that the new notes are registered under the Securities Act and have no transfer restrictions, rights to liquidated damages or registration rights, except in limited circumstances.
       See “Risk Factors” beginning on page 7 to read about factors you should consider in connection with the exchange offer.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the new notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2005

WHERE YOU CAN FIND MORE INFORMATION
      We are incorporating by reference in this prospectus some of the documents we file with the Securities and Exchange Commission, or SEC. This means that we can disclose important business, financial and other information to you by referring you to those documents. The information in the documents that we incorporate by reference is considered to be part of this prospectus, even though it is not delivered with this prospectus. Information in specified documents that we file with the SEC after the date of this prospectus will automatically update and supersede information in this prospectus. We incorporate by reference the following documents listed below which we have previously filed with the SEC (File Number 1-08002):

•	our Annual Report on Form 10-K for the year ended December 31, 2004;

•	our Quarterly Report on Form 10-Q for the quarter ended April 2, 2005;

•	our Quarterly Report on Form 10-Q for the quarter ended July 2, 2005; and

•	our Current Report on Form 8-K filed on January 21, 2005;

•	our Current Report on Form 8-K filed on March 2, 2005;

•	our Current Report on Form 8-K filed on May 12, 2005, as amended on July 22, 2005;

•	our Current Report on Form 8-K filed on May 23, 2005;

•	our Current Report on Form 8-K filed on May 25, 2005;

•	our Current Report on Form 8-K filed on June 3, 2005; and

•	our Current Report on Form 8-K filed on July 7, 2005.
      We also incorporate by reference into this prospectus any future filings we may make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, (i) after the date of the initial registration statement relating to this exchange offer and prior to effectiveness of the registration statement and (ii) prior to the termination of any offering of securities offered by this prospectus.

      Information contained in this prospectus supplements, modifies or supersedes, as applicable, the information contained in earlier-dated documents incorporated by reference in this prospectus. Information contained in later-dated documents incorporated by reference supplements, modifies or supersedes, as applicable, the information contained in this prospectus or in earlier-dated documents incorporated by reference.
      We will provide a copy of the documents we incorporate by reference, at no cost, upon written request or oral request of any person who receives this prospectus. To request a copy of any or all of these documents, you should write or telephone us at: 81 Wyman Street, P.O. Box 9046, Waltham, Massachusetts 02454-9046, Attention: Investor Relations Department, (781) 622-1000. If you would like to request any documents, you must do so by no later than                     , 2005 in order to receive them before the expiration of the exchange offer.
      We file annual, quarterly, and current reports, proxy statements, and other documents with the SEC under the Exchange Act. The public may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Also, the SEC maintains a Web site that contains reports, proxy and information statements, and other information that issuers, including the company, file electronically with the SEC. The public can obtain any documents that we file with the SEC at http://www.sec.gov. We also make available free of charge on or through our own Web site at http://www.thermo.com our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and, if applicable, amendments to those reports filed or furnished pursuant to Section 13(a) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. In addition, paper copies of these documents may be obtained free of charge by writing to the company care of its Investor Relations Department at our principal executive office located at 81 Wyman Street, P.O. Box 9046, Waltham, Massachusetts 02454-9046.
      We have filed this prospectus with the SEC as part of a registration statement on Form S-4 under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement because some parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and its exhibits are available for inspection and copying as set forth above.
      You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. The information contained or incorporated by reference in this prospectus is accurate only as of the date on the front cover of this prospectus or the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since then. To the extent the information contained or incorporated by reference in this prospectus becomes materially inaccurate subsequent to the date on the front cover of this prospectus or the date of the document incorporated by reference, as the case may be, and prior to the expiration of the exchange offer we will promptly supplement the information by filing with the SEC a document which is incorporated by reference into this prospectus. We are not making an offer to sell the new notes in any jurisdiction where the offer or sale is not permitted.

ii

SUMMARY
      This summary highlights material information about us and the exchange offer. This summary is not complete and may not contain all of the information that you should consider before participating in this exchange offer. You should read carefully the entire prospectus, including “Risk Factors,” and the documents that we have filed with the SEC and incorporated by reference into this prospectus.
      In this prospectus, “Thermo Electron Corporation,” “Thermo Electron,” “Company,” “we,” “us” and “our” refer to Thermo Electron Corporation and its subsidiaries, except for purposes of the “Description of the New Notes” section or unless the context requires otherwise.
Thermo Electron Corporation
      We are a world-wide provider of analytical instruments that enable customers to make the world a healthier, cleaner and safer place. Our Life and Laboratory Sciences segment provides analytical instruments, scientific equipment, services and software solutions for life science, drug discovery, clinical, environmental and industrial laboratories. Our Measurement and Control segment is dedicated to providing analytical instruments used in a variety of manufacturing processes and in-the-field applications, including those associated with safety and homeland security.
      In the late 1980s, we adopted a strategy of spinning out certain businesses into separate public subsidiaries in which we kept a majority ownership. By 1997, we had spun out 22 public entities serving many diverse markets. To simplify our structure, we announced in January 2000 a major reorganization that ultimately resulted in taking private all of our public subsidiaries, selling noncore businesses, and spinning off our paper recycling and medical products businesses. As part of the reorganization, we divested of businesses with aggregate annual revenues of over $2 billion. This reorganization was substantially completed in February 2002, when we took private our last publicly traded subsidiary. In July 2004, we sold Spectra-Physics, Inc., our optical technologies segment. The spun-off or sold businesses have been accounted for as discontinued operations. Our continuing operations are comprised solely of our instrument businesses. Except where indicated, the information presented in this prospectus pertains to our continuing operations.

      Thermo Electron is a Delaware corporation and was incorporated in 1956. Our principal executive offices are located at 81 Wyman Street, P.O. Box 9046, Waltham, Massachusetts 02454-9046, and our telephone number at that address is (781) 622-1000. Our Web site address is http://www.thermo.com. We have not incorporated by reference into this prospectus the information on our Web site, and you should not consider it to be a part of this document. Our Web site address is included in this document as an inactive textual reference only.

The Exchange Offer

Background	On May 27, 2005, we completed a private placement of our outstanding, unregistered old notes. In connection with that private placement, we entered into a registration rights agreement in which we agreed to deliver this prospectus to you and to make an exchange offer.

The Exchange Offer	We are offering to exchange up to $250 million aggregate principal amount of our new notes which have been registered under the Securities Act for up to $250 million aggregate principal amount of our old notes. You may tender old notes only in integral multiples of $1,000.

Resale of New Notes	Based on interpretive letters of the SEC staff to third parties, we believe that you may resell and transfer the new notes issued pursuant to the exchange offer in exchange for old notes without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

• you are acquiring the new notes in the ordinary course of your business;

• you have no arrangement or understanding with any person to participate in the distribution of the new notes; and

• you are not our affiliate as defined under Rule 405 of the Securities Act.

If you fail to satisfy any of these conditions, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the new notes.

Broker-dealers that acquired old notes directly from us, but not as a result of market-making activities or other trading activities, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the new notes.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer in exchange for old notes that it acquired as a result of market-making or other trading activities must deliver a prospectus in connection with any resale of the new notes and provide us with a signed acknowledgement of this obligation.

Consequences If You Do Not Exchange Your Old Notes	Old notes that are not tendered in the exchange offer or are not accepted for exchange will continue to bear legends restricting their transfer. You will not be able to offer or sell the old notes unless:

• an exemption from the requirements of the Securities Act is available to you;

• we register the resale of old notes under the Securities Act; or

• the transaction requires neither an exemption from nor registration under the requirements of the Securities Act.

After the completion of the exchange offer, we will no longer have an obligation to register the old notes, except in limited circumstances.

Expiration Date	5:00 p.m., Eastern time, on , 2005 unless we extend the exchange offer.

Conditions to the Exchange Offer	The exchange offer is subject to limited, customary conditions, which we may waive. For example, we are not obligated to complete the exchange offer if:

• the exchange offer violates any applicable law or applicable interpretations of the staff of the SEC; or

• an action or proceeding has been instituted or threatened with respect to the exchange offer which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

Procedures for Tendering Old Notes	If you wish to accept the exchange offer, you must deliver to the exchange agent:

• either a completed and signed letter of transmittal or, for old notes tendered electronically, an agent’s message from The Depository Trust Company, which we refer to as DTC, stating that the tendering participant agrees to be bound by the letter of transmittal and the terms of the exchange offer;

• your old notes, either by tendering them in physical form or by timely confirmation of book-entry transfer through DTC; and

• all other documents required by the letter of transmittal.

These actions must be completed before the expiration of the exchange offer.

If you hold old notes through DTC, you must comply with its standard procedures for electronic tenders, by which you will agree to be bound by the letter of transmittal.

By signing, or by agreeing to be bound by, the letter of transmittal, you will be representing to us that:

• you will be acquiring the new notes in the ordinary course of your business;

• you have no arrangement or understanding with any person to participate in the distribution of the new notes; and

• you are not our affiliate as defined under Rule 405 of the Securities Act.

See “The Exchange Offer — Procedures for Tendering.”

Guaranteed Delivery Procedures for Tendering Old Notes	If you cannot meet the expiration deadline or you cannot deliver your old notes, the letter of transmittal or any other documentation to comply with the applicable procedures under DTC standard operating procedures for electronic tenders in a timely fashion, you may tender your notes according to the guaranteed delivery procedures set forth under “The Exchange Offer — Guaranteed Delivery Procedures.”

Special Procedures for Beneficial Holders	If you beneficially own old notes which are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender in the exchange offer, you should contact that registered holder promptly and instruct that person to tender on your behalf. If you wish to tender in the exchange offer on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your old notes, either arrange to have the old notes registered in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

Withdrawal Rights	You may withdraw your tender of old notes at any time prior to 5:00 p.m., Eastern Time, on , 2005, the expiration date for the exchange offer.

Appraisal Rights	You do not have any appraisal or dissenters’ rights in connection with the exchange offer.

Tax Consequences	The exchange pursuant to the exchange offer generally will not be a taxable event for U.S. federal income tax purposes. See “Summary of United States Federal Tax Consequences.”

Regulatory Requirements	We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act, rules and regulations of the SEC and state securities laws.

Use of Proceeds	We will not receive any proceeds from the exchange or the issuance of new notes in connection with the exchange offer.

Exchange Agent	JPMorgan Chase Bank, N.A. is serving as exchange agent in connection with the exchange offer. The address and telephone number of the exchange agent are set forth under “The Exchange Offer — Exchange Agent.”

The New Notes
      The form and terms of the new notes are the same as the form and terms of the old notes, except that:

•	the new notes will be registered under the Securities Act and will therefore not bear legends restricting their transfer, and

•	specified rights under the registration rights agreement, including the provisions providing for registration rights and the payment of liquidated damages in specified circumstances, will be limited or eliminated.
      The new notes will evidence the same debt as the old notes and will rank equally with the old notes. The same indenture will govern both the old notes and the new notes. We refer to the old notes and the new notes together as the “notes.”
      The following is a brief summary description of the new notes. For a more complete description of the terms of the new notes, see the “Description of the New Notes” section of this prospectus.

Issuer	Thermo Electron Corporation

New Notes Offered	$250,000,000 aggregate principal amount of 5% Senior Notes due 2015.

Maturity	June 1, 2015.

Interest	Interest on the new notes will accrue at the rate of 5% per year, payable semi-annually in arrears on June 1 and December 1 of each year, beginning .

Ranking	The new notes will be senior unsecured obligations and will rank equally with all of our unsecured and unsubordinated debt. Holders of the new notes will generally have a position junior to the claims of the creditors, including trade creditors, of our subsidiaries.

Optional Redemption	We may redeem all or part of the new notes at our option at a redemption price equal to the greater of:

• 100% of the principal amount of the new notes being redeemed; and

• the Make-Whole Amount (as defined in “Description of the New Notes — Optional Redemption”);

plus, in each case, accrued interest to the redemption date.

Covenants	The terms of the new notes contain covenants for your benefit. These covenants restrict our ability to:

• incur debt secured by liens;

• engage in sale and lease-back transactions; and

• merge or consolidate or sell all or substantially all of our assets.

These covenants are, however, subject to significant exceptions. In addition, the terms of the new notes do not, among other things, limit the amount of indebtedness that we may incur. See “Description of the New Notes — Certain Covenants.”

Further Issues	We may from time to time, without notice to or the consent of the registered holders of the notes, create and issue additional debt securities having the same terms as and ranking equally and ratably with the notes in all respects, as described under “Description of the New Notes — Further Issues.”

Book-Entry	The new notes will be issued in book-entry form and will be represented by permanent global certificates deposited with, or on behalf of, DTC and registered in the name of Cede & Co., DTC’s nominee. Beneficial interests in the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee; and these interests may not be exchanged for certificated notes, except in limited circumstances. See “Description of the New Notes — Book-Entry; Delivery and Form; Global Notes.”

No Listing	We do not intend to list the new notes on any securities exchange.

RISK FACTORS
      You should consider the following risk factors, in addition to the other information presented or incorporated by reference into this prospectus, in evaluating us, our business and your participation in the exchange offer.
Risks Related to the Exchange Offer and the Notes

If you fail to exchange your old notes, they will continue to be restricted securities and may become less liquid.
      Because we anticipate that most holders of old notes will elect to exchange their old notes, we expect that the liquidity of the market for any old notes remaining after the completion of the exchange offer may be substantially limited. Any old note tendered and exchanged in the exchange offer will reduce the aggregate principal amount of the old notes outstanding. Following the exchange offer, if you did not tender your old notes you generally will not have any further registration rights and your old notes will continue to be subject to transfer restrictions. Accordingly, the liquidity of the market for any old notes could be adversely affected.
      Old notes which you do not tender or we do not accept will, following the exchange offer, continue to be restricted securities. You may not offer or sell untendered old notes except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We will issue new notes in exchange for the old notes pursuant to the exchange offer only following the satisfaction of procedures and conditions described elsewhere in this prospectus. These procedures and conditions include timely receipt by the exchange agent of the old notes and of a properly completed and duly executed letter of transmittal.

Our indebtedness may limit cash flow available to invest in the ongoing needs of our business and could prevent us from fulfilling our obligations under the notes.
      As of July 2, 2005, we and our subsidiaries had approximately $701.2 million of total indebtedness, which includes approximately $77.2 million of subordinated indebtedness. On July 6, 2005, one of our European subsidiaries borrowed €150 million under a five-year revolving European credit facility, or approximately $179 million at exchange rates in effect at that time. We used a portion of that borrowing to repay $135 million of our outstanding short-term money market loans. Our leverage could have significant adverse consequences, including:

•	requiring us to dedicate a substantial portion of any cash flow from operations to the payment of interest on, and principal of, our debt, which will reduce the amounts available to fund working capital, capital expenditures, research and development efforts, and other general corporate purposes;

•	increasing the amount of interest that we have to pay on debt with variable interest rates if market rates of interest increase;

•	increasing our vulnerability to general adverse economic and industry conditions;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we compete; and

•	placing us at a competitive disadvantage compared to our competitors that have less debt.
      It is possible we may be unable to generate cash sufficient to pay the principal of, interest on, and other amounts due in respect of the new notes when due. In addition, because the terms of the new notes do not limit the amount of indebtedness that we or our subsidiaries can incur, we and our subsidiaries may incur additional indebtedness from time to time. We may have difficulty paying what we owe under the new notes if we, or any of our subsidiaries, incur additional indebtedness or other liabilities.

Our ability to make payments under the new notes is dependent on funds from our subsidiaries.
      As of July 2, 2005, Thermo Electron Corporation had approximately $387.6 of outstanding senior indebtedness and our subsidiaries had an aggregate of approximately $236.4 million of outstanding indebtedness. On July 6, 2005, one of our European subsidiaries borrowed €150 million under a five-year revolving European credit facility, or approximately $179 million at exchange rates in effect at that time. We used a portion of that amount to repay $135 million of our outstanding short-term money market loans. The new notes are our obligations exclusively. The new notes will rank equally with all of our unsecured and unsubordinated debt. Holders of the new notes will generally have a position junior to the claims of the creditors of our subsidiaries. Because our operations are partially conducted through our subsidiaries, our ability to service our indebtedness, including the new notes, will be partially dependent upon the earnings of our subsidiaries and the distribution of those earnings or upon the payments of funds by those subsidiaries to us. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the new notes or to make funds available to us, whether by dividends, loans, or other payments. If our subsidiaries are unable to make sufficient funds available to us, we may be unable to pay the principal of, interest on, and other amounts due in respect of the new notes when due.

The ratings of the new notes may change over time.
      The old notes have been rated “Baa1” by Moody’s Investors Service, “BBB+” by Standard and Poor’s Ratings Services and “BBB+” by Fitch Ratings, all of which are “investment grade” ratings for senior debt securities. We expect that the new notes will have the same ratings. A rating is not a recommendation to purchase, hold or sell notes, since a rating does not predict the market price of a particular security or its suitability for a particular investor. Rating organizations may lower their respective ratings of the new notes or decide not to continue to rate the new notes in their sole discretion. Each rating should be evaluated independently of any other rating. The reduction, suspension or withdrawal of the ratings of the new notes will not, in and of itself, constitute an event of default under the indenture. However, any reduction, suspension or withdrawal of these ratings may adversely affect the market price or liquidity for the new notes.

There is no established trading market for the new notes, and any market for the new notes may be illiquid.
      There is no established trading market for the new notes because they are a new issue of securities. The initial purchasers of the old notes are not obligated to make a market in the new notes and may cease any marketmaking in which they engage at any time without notice. We do not intend to apply for the listing of the new notes on any securities exchange or for quotation through an automated dealer quotation system. We cannot assure you as to the liquidity of the market for the new notes or that any active market for the new notes will develop or continue. The liquidity of any trading market in the new notes and the market price quoted for the new notes may be adversely affected by changes in the overall market for debt securities generally or the interest of securities dealers in making a market for the new notes and by changes in our financial performance or prospects or in the prospects for companies in our industry. If an active market does not develop or continue, the market price and liquidity of the new notes may be adversely affected.
Risks Related to Our Business

We must develop new products, adapt to rapid and significant technological change, and respond to introductions of new products in order to remain competitive.
      Our growth strategy includes significant investment in and expenditures for product development. We sell our products in several industries that are characterized by rapid and significant technological changes, frequent new product and service introductions, and enhancements and evolving industry standards. Without the timely introduction of new products, services, and enhancements, our products and services will likely become technologically obsolete over time, in which case our revenue and operating results would suffer.

Development of our products requires significant investment; our products and technologies could become uncompetitive or obsolete.
      Our customers use many of our products to develop, test, and manufacture their own products. As a result, we must anticipate industry trends and develop products in advance of the commercialization of our customers’ products. If we fail to adequately predict our customers’ needs and future activities, we may invest heavily in research and development of products and services that do not lead to significant revenue.
      Many of our existing products and those under development are technologically innovative and require significant planning, design, development, and testing at the technological, product, and manufacturing-process levels. These activities require us to make significant investments.
      Products in our markets undergo rapid and significant technological change because of quickly changing industry standards and the introduction of new products and technologies that make existing products and technologies uncompetitive or obsolete. Our competitors may adapt more quickly to new technologies and changes in customers’ requirements than we can. The products that we are currently developing, or those we will develop in the future, may not be technologically feasible or accepted by the marketplace, and our products or technologies could become uncompetitive or obsolete.

Our Measurement and Control segment sells products and services to a number of companies that operate in cyclical industries; downturns in those industries would adversely affect our results of operations.
      The growth and profitability of some of our businesses in the Measurement and Control segment depend in part on sales to industries that are subject to cyclical downturns. For example, certain businesses in this segment depend in part on sales to the steel, cement, and semiconductor industries. Slowdowns in these industries would adversely affect sales by these businesses, which in turn would adversely affect our revenues and results of operations.

Our business is impacted by general economic conditions and related uncertainties affecting markets in which we operate.
      Adverse economic conditions could adversely impact our business in 2005 and beyond, resulting in:

•	reduced demand for some of our products;

•	increased rate of order cancellations or delays;

•	increased risk of excess and obsolete inventories;

•	increased pressure on the prices for our products and services; and

•	greater difficulty in collecting accounts receivable.

Changes in governmental regulations may reduce demand for our products or increase our expenses.
      We compete in many markets in which we and our customers must comply with federal, state, local, and international regulations, such as environmental, health and safety, and food and drug regulations. We develop, configure, and market our products to meet customer needs created by those regulations. Any significant change in regulations could reduce demand for our products or increase our expenses. For example, many of our instruments are marketed to the pharmaceutical industry for use in discovering and developing drugs. Changes in the U.S. Food and Drug Administration’s regulation of the drug discovery and development process could have an adverse effect on the demand for these products.

Demand for most of our products depends on capital spending policies of our customers and on government funding policies.
      Our customers include pharmaceutical and chemical companies, laboratories, universities, healthcare providers, government agencies, and public and private research institutions. Many factors, including public policy spending priorities, available resources, and product and economic cycles, have a significant effect on the capital spending policies of these entities. These policies in turn can have a significant effect on the demand for our products. For example, in the first quarter of 2005, we experienced a slow down in demand from the pharmaceutical market.

Our inability to protect our intellectual property could have a material adverse effect on our business. In addition, third parties may claim that we infringe their intellectual property, and we could suffer significant litigation or licensing expense as a result.
      We place considerable emphasis on obtaining patent and trade secret protection for significant new technologies, products, and processes because of the length of time and expense associated with bringing new products through the development process and into the marketplace. Our success depends in part on our ability to develop patentable products and obtain and enforce patent protection for our products both in the United States and in other countries. We own numerous U.S. and foreign patents, and we intend to file additional applications, as appropriate, for patents covering our products. Patents may not be issued for any pending or future patent applications owned by or licensed to us, and the claims allowed under any issued patents may not be sufficiently broad to protect our technology. Any issued patents owned by or licensed to us may be challenged, invalidated, or circumvented, and the rights under these patents may not provide us with competitive advantages. In addition, competitors may design around our technology or develop competing technologies. Intellectual property rights may also be unavailable or limited in some foreign countries, which could make it easier for competitors to capture increased market position. We could incur substantial costs to defend ourselves in suits brought against us or in suits in which we may assert our patent rights against others. An unfavorable outcome of any such litigation could materially adversely affect our business and results of operations.
      We also rely on trade secrets and proprietary know-how, which we seek to protect our products, in part, by confidentiality agreements with our collaborators, employees, and consultants. These agreements may be breached and we may not have adequate remedies for any breach. In addition, our trade secrets may otherwise become known or be independently developed by our competitors.
      Third parties may assert claims against us to the effect that we are infringing on their intellectual property rights. For example, in September 2004 Applied Biosystems/ MDS Scientific Instruments and related parties brought a lawsuit against us alleging our mass spectrometer systems infringe a patent held by the plaintiffs. We could incur substantial costs and diversion of management resources in defending these claims, which could have a material adverse effect on our business, financial condition, and results of operations. In addition, parties making these claims could secure a judgment awarding substantial damages, as well as injunctive or other equitable relief, which could effectively block our ability to make, use, sell, distribute, or market our products and services in the United States or abroad. In the event that a claim relating to intellectual property is asserted against us, or third parties not affiliated with us hold pending or issued patents that relate to our products or technology, we may seek licenses to such intellectual property or challenge those patents. However, we may be unable to obtain these licenses on commercially reasonable terms, if at all, and our challenge of the patents may be unsuccessful. Our failure to obtain the necessary licenses or other rights could prevent the sale, manufacture, or distribution of our products and, therefore, could have a material adverse effect on our business, financial condition, and results of operations.

If any of our security products fail to detect explosives or radiation, we could be exposed to product liability and related claims for which we may not have adequate insurance coverage.
      The products sold by our environmental instruments division include a comprehensive range of fixed and portable instruments used for chemical, radiation, and trace explosives detection. These products are used in airports, embassies, cargo facilities, border crossings, and other high-threat facilities for the detection and prevention of terrorist acts. If any of these products were to malfunction, it is possible that explosive or radioactive material could pass through the product undetected, which could lead to product liability claims. There are also many other factors beyond our control that could lead to liability claims, such as the reliability and competence of the customers’ operators and the training of such operators. Any such product liability claims brought against us could be significant and any adverse determination may result in liabilities in excess of our insurance coverage. Although we carry product liability insurance, we cannot be certain that our current insurance will be sufficient to cover these claims or that it can be maintained on acceptable terms, if at all.

We have retained contingent liabilities from businesses that we have sold.
      From 1997 through 2004, we divested over 60 businesses with aggregate annual revenues in excess of $2 billion. As part of these transactions, we retained responsibility for some of the contingent liabilities related to these businesses, such as lawsuits, product liability and environmental claims, and potential claims by buyers that representations and warranties we made about the businesses were inaccurate. The resolution of these contingencies has not had a material adverse effect on our results of operations or financial condition; however, we cannot be certain that this favorable pattern will continue.

Our results could be impacted if we are unable to realize potential future benefits from new productivity initiatives.
      In addition to the real estate consolidations and cost-saving initiatives that we have pursued over the past three years, we are instituting practical process improvement, or PPI, programs at our locations to further enhance our productivity, efficiency, and customer satisfaction. While we anticipate continued benefits from these PPI initiatives as well as our continuing sourcing activities, future benefits are expected to be fewer and smaller in size and may be more difficult to achieve.

Our branding strategy could be unsuccessful.
      We historically operated our business largely as autonomous, unaffiliated companies, and as a result, each of our businesses independently created and developed its own brand names. Our marketing and branding strategy transitions multiple, unrelated brands to one brand, Thermo Electron. Several of our former brands such as Finnigan and Nicolet commanded strong market recognition and customer loyalty. We believe the transition to the one brand enhances and strengthens our collective brand image and brand awareness across the entire company. Our success in promoting our brand depends on many factors, including effective communication of the transition to our customers, acceptance and recognition by customers of this brand, and successful execution of the branding campaign by our marketing and sales teams. If we are not successful with this strategy, we may experience erosion in our product recognition, brand image and customer loyalty, and a decrease in demand for our products.

It may be difficult for us to implement our strategies for improving internal growth.
      Some of the markets in which we compete have been flat or declining over the past several years. To address this issue, we are pursuing a number of strategies to improve our internal growth, including:

•	finding new markets for our products;

•	developing new applications for our technologies;

•	combining sales and marketing operations in appropriate markets to compete more effectively;

•	allocating research and development funding to products with higher growth prospects;

•	continuing key customer initiatives;

•	expanding our service offerings;

•	strengthening our presence in selected geographic markets; and

•	continuing the development of commercial tools and infrastructure to increase and support cross-selling opportunities of products and services to take advantage of our breadth in product offerings.
      We may not be able to successfully implement these strategies, and these strategies may not result in the growth of our business.

As a multinational corporation, we are exposed to fluctuations in currency exchange rates, which could adversely affect our cash flows and results of operations.
      International revenues account for a substantial portion of our revenues, and we intend to continue expanding our presence in international markets. In 2004, our international revenues from continuing operations, including export revenues from the United States, accounted for approximately 60% of our total revenues. The exposure to fluctuations in currency exchange rates takes on different forms. International revenues are subject to the risk that fluctuations in exchange rates could adversely affect product demand and the profitability in U.S. dollars of products and services provided by us in international markets, where payment for our products and services is made in the local currency. As a multinational corporation, our businesses occasionally invoice third-party customers in currencies other than the one in which they primarily do business, which we refer to as the functional currency. Movements in the invoiced currency relative to the functional currency could adversely impact our cash flows and our results of operations. In addition, reported sales made in non-U.S. currencies by our international businesses, when translated into U.S. dollars for financial reporting purposes, fluctuate due to exchange rate movement. Should our international sales grow, exposure to fluctuations in currency exchange rates could have a larger effect on our financial results. In fiscal 2004 and 2003, currency translation had a favorable effect on revenues of our continuing operations of $92.1 million and $116.8 million, respectively, due to weakening of the U.S. dollar relative to other currencies in which the company sells products and services. A strengthening of the U.S. dollar would unfavorably affect revenues.

Our inability to successfully identify and complete acquisitions or successfully integrate any new or previous acquisitions could have a material adverse effect on our business.
      Our business strategy includes the acquisition of technologies and businesses that complement or augment our existing products and services. Promising acquisitions are difficult to identify and complete for a number of reasons, including competition among prospective buyers and the need for regulatory, including antitrust, approvals. We may not be able to identify and successfully complete transactions. Any acquisition we may complete may be made at a substantial premium over the fair value of the net assets of the acquired company. Further, we may not be able to integrate any acquired businesses successfully into our existing businesses, make such businesses profitable, or realize anticipated cost savings or synergies, if any, from these acquisitions, which could adversely affect our business. For example, we will need to integrate the Kendro Laboratory Products business that we recently acquired in order to realize its anticipated cost savings and synergies.
      Moreover, we previously acquired several companies and businesses. As a result of these acquisitions, we recorded significant goodwill on our balance sheet, which amounts to approximately $1.95 billion as of July 2, 2005. We assess the realizability of the goodwill we have on our books annually as well as whenever events or changes in circumstances indicate that the goodwill may be impaired. These events or circumstances generally include operating losses or a significant decline in earnings associated with the acquired business or asset. Our ability to realize the value of the goodwill will depend on the future cash flows of these businesses. These cash flows in turn depend in part on how well we have integrated these businesses. If we are not able to realize the value of the goodwill, we may be required to incur material charges relating to the impairment of those assets.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
      Some statements in this prospects and in documents incorporated by reference into this prospectus constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Statements in this prospectus and the documents that we incorporate by reference into this prospectus that are not of historical fact may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “would,” “should,” “expect(s),” “plan(s),” “anticipate(s),” “intend(s),” “believe(s),” “estimate(s),” “predict(s),” “seek(s),” “potential,” or “continue(s)” or the negative of those terms or other comparable terminology. These statements are only projections. There are a number of important factors that could cause actual results to differ materially from those indicated by such forward-looking statements. These important factors include, without limitation: our need to develop new products and adapt to significant technological change, dependence on customers that operate in cyclical industries, general worldwide economic conditions and related uncertainties, the effect of changes in governmental regulations, dependence on customers’ capital spending policies and government funding policies, use and protection of intellectual property, exposure to product liability claims in excess of insurance coverage, retention of contingent liabilities from businesses we sold, realization of potential future savings from new productivity initiatives, implementation of our branding strategy, implementation of strategies for improving internal growth, the effect of exchange rate fluctuations on international operations, identification, completion and integration of new acquisitions and potential impairment of goodwill from previous acquisitions.
      Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our or our businesses’ actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by any forward-looking statements. Moreover, we do not, nor does any other person, assume responsibility for the accuracy and completeness of these statements. We disclaim any intention or obligation to publicly update or revise any of the forward-looking statements after the date of this prospects to conform them to actual results, whether as a result of new information, future events, or otherwise. All of the forward-looking statements are qualified in their entirety by reference to the factors discussed under the captions “Risk Factors” in this prospectus and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Form 10-Q and our most recent Form 10-K (incorporated by reference in this prospectus) and similar sections in our future filings incorporated by reference in this prospectus, which describe risks and factors that could cause results to differ materially from those projected in those forward-looking statements.
      We caution the reader that the above list of risks and factors that may affect results addressed in the forward-looking statements may not be exhaustive. Other sections of this prospectus and other documents incorporated by reference in this prospectus may describe additional risks or factors that could adversely impact our business and financial performance. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict these new risk factors, nor can it assess the impact, if any, of these new risk factors on our businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those projected in any forward-looking statements. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results.

USE OF PROCEEDS
      We will not receive any proceeds from this exchange offer. In consideration for issuing the new notes, we will receive old notes from you in like principal amount. The old notes surrendered in exchange for the new notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the new notes will not result in any change in our indebtedness.
      We issued and sold $250 million aggregate principal amount of old notes on May 27, 2005. We used the proceeds from that transaction, as well as cash on hand, to repay approximately $250 million of a $570 million 364-day senior unsecured revolving credit facility that we entered into in connection with the acquisition of the Kendro Laboratory Products division of SPX Corporation on May 9, 2005.

CAPITALIZATION
      The following table sets forth our consolidated cash and cash equivalents, short-term obligations and capitalization as of July 2, 2005. The exchange offer will have no effect on our outstanding indebtedness. The old notes surrendered in exchange for the new notes in the exchange offer will be retired and canceled and cannot be reissued. You should read the capitalization table below in conjunction with our consolidated financial statements and the related notes to those consolidated financial statements that we have incorporated by reference in this prospectus.

As of July 2, 2005

(Dollars in thousands
except per share amounts)
Cash and cash equivalents	$159,744

Short-term obligations and current maturities of long-term obligations	228,259

Long-term obligations:
Senior notes	383,771
Subordinated convertible obligations	77,234
European credit facility	—
Other	11,932

472,937
Shareholders’ equity:
Preferred stock, $100 par value, 50,000 shares authorized; none issued	—
Common stock, $1 par value, 350,000,000 shares authorized; 180,671,315 shares issued	180,671
Capital in excess of par value	1,398,041
Retained earnings	1,490,336
Treasury stock at cost, 19,323,070 shares	(437,357)
Deferred compensation	(4,175)
Accumulated other comprehensive items	65,538

Total shareholders’ equity	2,693,054

Total capitalization	$3,165,991

Short-term obligations
      Short-term obligations and current maturities of long-term obligations in the table above include short-term bank borrowings, borrowings under lines of credit of subsidiaries and short-term money market loans.
      The short-term money market loans are funded on an ongoing basis in the secondary market, have maturity periods ranging from overnight to 364 days and bear varying rates of interest based on the maturity date and market rates at the time of issuance.
      On July 6, 2005, we repaid $135 million of our outstanding short-term money market loans with a portion of the proceeds of a borrowing by one of our European subsidiaries under our European credit facility.

Long-term obligations
      Senior notes in the table above consist of our 7 5/8% senior notes due 2008 and the old notes.
      Subordinated convertible obligations in the table above consist of our 3 1/4% subordinated convertible debentures due 2007.
      In June 2005, we entered into a €175 million five-year revolving European credit facility under which certain of our European wholly-owned subsidiaries have obtained financing. We have guaranteed the obligations of our subsidiaries under that European credit facility. On July 6, 2005, one of our European subsidiaries borrowed €150 million under the European credit facility, or approximately $179 million at exchange rates in effect at that time. We used a portion of that borrowing to repay $135 million of our short-term money market loans. The balance of the facility is available for working capital, acquisitions, debt refinancings and other general corporate purposes.
      In December 2004, we entered into a five-year revolving credit agreement. The agreement provides for a $250 million revolving credit facility that will expire in December 2009. As of July 2, 2005, no borrowings were outstanding under this facility.

SELECTED CONSOLIDATED FINANCIAL DATA
      The following tables set forth our selected consolidated financial data. The selected statement of operations data for fiscal years 2004, 2003, and 2002 and the selected balance sheet data as of December 31, 2004 and December 31, 2003 are derived from our audited consolidated financial statements incorporated by reference in this prospectus. The selected statement of operations data for fiscal years 2001 and 2000 and the selected balance sheet data as of December 28, 2002, December 29, 2001, and December 30, 2000 are derived from our audited consolidated financial statements not included or incorporated by reference in this prospectus. The selected statement of operations data for the six months ended July 2, 2005 and July 3, 2004 and the selected balance sheet data as of July 2, 2005 have been derived from our unaudited consolidated financial statements incorporated by reference in this prospectus. The interim consolidated financial data, in the opinion of management, reflect all adjustments of a normal recurring nature necessary for a fair statement of our financial position and results of operations at the dates and for the periods indicated. The results of operations for the six months ended July 2, 2005 may not be indicative of the results to be expected for the year ending December 31, 2005 or any other interim period.
      Our historical financial data may not be indicative of our results of operations or financial position to be expected in the future.
      The selected consolidated financial data should be read together with our consolidated financial statements and the related notes to those financial statements and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section included in our Annual Report on Form 10-K for the year ended December 31, 2004 and our Quarterly Report on Form 10-Q for the quarter ended July 2, 2005, which we have filed with the SEC and are incorporated by reference in this prospectus.

	Six Months Ended		Fiscal Year Ended

	July 2,	July 3,	December 31,	December 31,	December 28,	December 29,	December 30,
	2005(a)	2004(b)	2004(c)	2003(d)	2002(e)	2001(f)	2000(g)

	(In millions except per share amounts)
Statement of Operations Data
Revenues	$1,212.8	$1,050.3	$2,206.0	$1,899.4	$1,849.4	$1,916.2	$2,033.8
Operating Income	112.9	111.8	237.5	187.4	169.9	82.4	253.6
Income from Continuing Operations Before Cumulative Effect of Change in Accounting Principle	102.3	90.2	218.4	175.2	203.4	76.0	54.4
Income (Loss) Before Cumulative Effect of Change in Accounting Principle	109.1	134.2	361.8	200.0	309.7	0.2	(23.2)
Net Income (Loss)	109.1	134.2	361.8	200.0	309.7	(0.8)	(36.1)
Earnings per Share from Continuing Operations Before Cumulative Effect of Change in Accounting Principle:
Basic	.64	.55	1.34	1.08	1.21	.42	.32
Diluted	.63	.53	1.31	1.05	1.17	.41	.31
Earnings (Loss) per Share:
Basic	.68	.81	2.22	1.23	1.84	—	(.22)
Diluted	.67	.79	2.17	1.20	1.73	—	(.22)

	July 2,	December 31,	December 31,	December 28,	December 29,	December 30,
	2005(a)	2004(c)	2003(d)	2002(e)	2001(f)	2000(g)

	(In millions)
Balance Sheet Data
Working Capital	$450.1	$890.9	$710.5	$667.8	$823.2	$1,737.0
Total Assets	4,134.4	3,576.7	3,389.3	3,651.5	3,825.1	4,863.0
Long-term Obligations	472.9	226.1	229.5	451.3	727.5	1,521.0
Shareholders’ Equity	2,693.1	2,665.6	2,381.7	2,030.3	1,908.1	2,534.0

      Through 2002, we had a fiscal year end ending on the Saturday nearest December 31. In 2003, we changed our fiscal year end to December 31. The consolidated financial statements for fiscal years 2000 and 2001 were audited by Arthur Andersen LLP, which has ceased operations. The results of Spectra-Physics, Inc., our optical technologies segment, which we sold in July 2004, have been reclassified to discontinued operations for all years presented.

(a)	Reflects a $13.4 million pre-tax charge for restructuring and other costs; $27.6 million of pre-tax net gains from the sale of shares of Thoratec Corporation and Newport Corporation; and after-tax income of $6.7 million related to our discontinued operations.

(b)	Reflects a $6.7 million pre-tax charge for restructuring and other costs; $9.6 million of pre-tax gains from the sale of shares of Thoratec; and after-tax income of $44.0 million related to our discontinued operations.

(c)	Reflects a $19.2 million pre-tax charge for restructuring and other costs; $9.6 million of pre-tax gains from the sale of shares of Thoratec; $33.8 million of tax benefits recorded on completion of tax audits; after-tax income of $143.5 million related to our discontinued operations; and the repurchase of $231.5 million of our common stock.

(d)	Reflects a $45.3 million pre-tax charge for restructuring and other costs; $16.3 million of pre-tax gains from the sale of shares of Thoratec; $13.7 million of pre-tax gains from the sale of shares of FLIR Systems, Inc.; after-tax income of $24.8 million related to our discontinued operations; and the repurchase and redemption of $356.9 million of our debt and equity securities.

(e)	Reflects a $46.2 million pre-tax charge for restructuring and other costs; $111.4 million of pre-tax gains from the sale of shares of FLIR; after-tax income of $106.3 million related to our discontinued operations; the repurchase and redemption of $924.9 million of the company’s debt and equity securities; and the reclassification of our $71.9 million principal amount 4 3/8% subordinated convertible debentures from long-term obligations to current liabilities as a result of our decision to redeem them in April 2003. Also reflects the adoption of SFAS No. 142, under which amortization of goodwill ceased.

(f)	Reflects a $107.4 million pre-tax charge for restructuring and other costs; $35.1 million of pre-tax gains from the sale of shares of FLIR; an after-tax loss of $75.8 million related to our discontinued operations; a $1.0 million after-tax charge reflecting the cumulative effect of a change in accounting principle for the adoption of SFAS No. 133; and the reclassification of $468.1 million of subordinated convertible debentures from long-term obligations to current liabilities as a result of our decision to redeem them in March 2002. Also reflects the spinoff of our Kadant and Viasys Healthcare subsidiaries and the repurchase of $511.4 million of our debt and equity securities.

(g)	Reflects $5.7 million of pre-tax restructuring and other income, net; an after-tax loss of $77.6 million related to our discontinued operations; the issuance of our common stock valued at $448.7 million to acquire the minority interest of certain subsidiaries; and a $12.9 million after-tax charge reflecting the cumulative effect of a change in accounting principle for the adoption of SAB No. 101.

RATIO OF EARNINGS TO FIXED CHARGES
      The following table sets forth the ratio of our earnings to our fixed charges for the periods indicated.

		Fiscal Year Ended
	Six Months
	Ended	December 31,	December 31,	December 28,	December 29,	December 30,
	July 2, 2005	2004	2003	2002	2001	2000

Ratio of earnings to fixed charges	9.4	11.6	8.4	6.9	2.5	3.0
      For purposes of computing the ratio of earnings to fixed charges:

•	“earnings” represent income from continuing operations before taxes and cumulative effect of change in accounting principle plus fixed charges; and

•	“fixed charges” for continuing operations consist of interest on indebtedness and amortization of debt expense and one-third of rental expense, which is deemed to be the interest component of such rental expense.

THE EXCHANGE OFFER
Purpose and Effect of Exchange Offer; Registration Rights
      We sold the old notes on May 27, 2005 in an unregistered private placement to a group of investment banks that served as the initial purchasers. Following this sale, the initial purchasers then resold the old notes under an offering memorandum dated May 24, 2005, in reliance on Rule 144A and Regulation S under the Securities Act.
      As part of this private placement, we entered into a registration rights agreement with the initial purchasers on May 27, 2005. Under the registration rights agreement, we agreed to use our reasonable best efforts to:

•	file with the SEC the registration statement of which this prospectus forms a part relating to our offer to exchange the old notes for the new notes by August 25, 2005;

•	cause the exchange offer registration statement to be declared effective under the Securities Act by November 23, 2005;

•	have the exchange offer registration statement remain effective until closing of the exchange offer; and

•	cause the exchange offer to be consummated by December 23, 2005.
      We also agreed to use our reasonable best efforts to file as soon as reasonably practicable a shelf registration statement with respect to the resale of the old notes if:

•	we determine that the exchange offer is not available or may not be completed as soon as practicable after December 23, 2005 because it would violate any applicable law or applicable interpretations of the staff of the SEC or any action or proceeding is instituted or threatened with respect to the exchange offer which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer;

•	our offer to exchange the old notes for new notes is not completed by December 23, 2005; or

•	any initial purchaser reasonably requests with respect to old notes held by the initial purchaser that are not eligible to be exchanged for new notes in the exchange offer.
      However, if we are required to file a shelf registration statement solely as a result of the second immediately preceding bullet point and the exchange offer is completed on a date later than December 23, 2005, upon the consummation of the exchange offer, we will no longer be required to file a shelf registration statement.
      We agreed to use our reasonable best efforts to keep the shelf registration statement continuously effective until the earlier of the date on which all the old notes have been sold pursuant thereto or May 27, 2007.
      If we fail to comply with specified obligations under the registration rights agreement, we must pay liquidated damages to the holders of the notes.
      By participating in the exchange offer, holders of the old notes will receive new notes that are freely tradable and not subject to restrictions on transfer, subject to the exceptions described below under “— Resale of New Notes.”
Resale of New Notes
      We believe that the new notes issued in exchange for the old notes may be offered for resale, resold and otherwise transferred by any new note holder without compliance with the registration and prospectus delivery provisions of the Securities Act if the conditions set forth below are met. We base this belief solely on interpretations of the federal securities laws by the SEC set forth in several no-action letters issued to third parties unrelated to us. A no-action letter is a letter from the SEC responding to a request for its views as to whether a particular matter complies with the federal securities laws or whether the SEC would refer the matter to the SEC’s enforcement division for action. We have not obtained, and do not intend to obtain, our own no-action letter from the SEC regarding the resale of the new notes. Instead, holders of notes will be relying on the no-action letters that the SEC has issued to third parties in circumstances that we believe are similar to ours. Based on these no-action letters, the following conditions must be met:

•	the holder must acquire the new notes in the ordinary course of its business;

•	the holder must have no arrangement or understanding with any person to participate in the distribution of the new notes; and

•	the holder must not be an “affiliate,” as defined in Rule 405 of the Securities Act, of ours.
      Each holder of old notes that wishes to exchange old notes for new notes in the exchange offer must represent to us that it satisfies all of the above listed conditions. Any holder who tenders in the exchange offer who does not satisfy all of the above listed conditions:

•	cannot rely on the position of the SEC set forth in the no-action letters referred to above; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the new notes.
      The SEC considers broker-dealers that acquired old notes directly from us, but not as a result of market-making activities or other trading activities, to be making a distribution of the new notes if they participate in the exchange offer. Consequently, these holders must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the new notes.
      Each broker-dealer that receives new notes for its own account in exchange for old notes acquired by such broker-dealer as a result of market-making activities or other trading activities must deliver a prospectus in connection with a resale of the new notes and provide us with a signed acknowledgement of this obligation. A broker-dealer may use this prospectus, as amended or supplemented from time to time, in connection with resales of new notes received in exchange for old notes where the broker-dealer acquired the old notes as a result of market-making activities or other trading activities. The letter of transmittal states that by acknowledging and delivering a prospectus, a broker-dealer will not be considered to admit that it is an “underwriter” within the meaning of the Securities Act. We have agreed that for a period of 120 days after the expiration date of the exchange offer, we will make this prospectus available to broker-dealers for use in connection with any such resale of the new notes.
      Except as described in the prior paragraph, holders may not use this prospectus for an offer to resell, for the resale or for any other retransfer of new notes.
Terms of the Exchange
      Upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, which we refer to together in this prospectus as the “exchange offer,” we will accept any and all old notes validly tendered and not withdrawn prior to 5:00 p.m., Eastern time, on the expiration date. The date of acceptance for exchange of the old notes, and completion of the exchange offer, is the exchange date, which will be the first business day following the expiration date, unless extended as described in this prospectus. We will issue, on or promptly after the exchange date, an aggregate principal amount of up to $250 million of new notes for a like principal amount of outstanding old notes tendered and accepted in connection with the exchange offer. The new notes issued in connection with the exchange offer will be delivered promptly following the exchange date. Holders may tender some or all of their old notes in connection with the exchange offer, but only in integral multiples of $1,000. The exchange offer is not conditioned upon any minimum amount of old notes being tendered for exchange.

      The terms of the new notes are identical in all material respects to the terms of the old notes, except that:

•	we have registered the new notes under the Securities Act and therefore these notes will not bear legends restricting their transfer; and

•	specified rights under the registration rights agreement, including the provisions providing for payment of liquidated damages in specified circumstances relating to the exchange offer, will be limited or eliminated.
      The new notes will evidence the same debt as the old notes and will rank equally with the old notes. The new notes will be issued under the same indenture and entitled to the same benefits under that indenture as the old notes being exchanged. As of the date of this prospectus, $250 million in aggregate principal amount of the old notes were outstanding. Old notes accepted for exchange will be retired and canceled and not reissued.
      In connection with the issuance of the old notes, we arranged for the old notes originally purchased by qualified institutional buyers and those sold in reliance on Regulation S under the Securities Act to be issued and transferable in book-entry form through the facilities of The Depository Trust Company, or DTC, acting as depositary. Except as described under “Description of the New Notes — Book-Entry; Delivery and Form; Global Notes,” we will issue the new notes in the form of global notes registered in the name of DTC or its nominee and each beneficial owner’s interest in it will be transferable in book-entry form through DTC.
      Holders of old notes do not have any appraisal or dissenters’ rights in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act, the rules and regulations of the SEC and state securities laws.
      We shall be considered to have accepted validly tendered old notes if and when we have given oral or written notice to that effect to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the new notes from us.
      If we do not accept any tendered old notes for exchange because of an invalid tender, the occurrence of the other events described in this prospectus or otherwise, we will return these old notes, without expense, to the tendering holder promptly after the expiration date of the exchange offer.
      Holders who tender old notes will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes on the exchange of old notes in connection with the exchange offer. We will pay all charges and expenses, other than the applicable taxes described in the section “— Fees and Expenses” below, in connection with the exchange offer.
      If we successfully complete the exchange offer, any old notes which holders do not tender or which we do not accept in the exchange offer will remain outstanding and continue to accrue interest. The holders of old notes after the exchange offer in general will not have further rights under the registration rights agreement, including registration rights and any rights to liquidated damages. Holders of the old notes wishing to transfer their old notes would have to rely on exemptions from the registration requirements of the Securities Act.
Expiration Date; Extensions; Amendments
      The expiration date for the exchange offer is 5:00 p.m., Eastern time, on                     , 2005. We may extend this expiration date in our sole discretion. If we so extend the expiration date, the term “expiration date” shall mean the latest date and time to which we extend the exchange offer.
      We reserve the right, in our sole discretion:

•	to delay accepting any old notes;

•	to extend the exchange offer;

•	to terminate the exchange offer if, in our sole judgment, any of the conditions described below are not satisfied; or

•	to amend the terms of the exchange offer in any manner.
      We will give oral or written notice of any delay, extension or termination to the exchange agent. In addition, we will give, as promptly as practicable, oral or written notice regarding any delay in acceptance, extension or termination of the offer to the registered holders of old notes. If we amend the exchange offer in a manner that we determine to constitute a material change, or if we waive a material condition, we will promptly disclose the amendment or waiver in a manner reasonably calculated to inform the holders of old notes of the amendment, and extend the offer if required by law.
      Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination, amendment or waiver regarding the exchange offer, we shall have no obligation to publish, advertise, or otherwise communicate any public announcement, other than by making a timely release to a financial news service.
Interest on the New Notes
      Interest on the new notes will accrue at the rate of 5% per year, payable semi-annually in arrears on June 1 and December 1 of each year, beginning                     . In order to avoid duplicative payment of interest, all interest accrued on old notes that are accepted for exchange before                     , 2005 will be superseded by the interest that is deemed to have accrued on the new notes from                     , 2005 through the date of the exchange.
Conditions to the Exchange Offer
      Despite any other term of the exchange offer, we will not be required to accept for exchange, or exchange new notes for, any old notes and we may terminate the exchange offer as provided in this prospectus before the acceptance of the old notes, if:

•	the exchange offer violates any applicable law or applicable interpretations of the staff of the SEC; or

•	an action or proceeding has been instituted or threatened with respect to the exchange offer which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.
      The conditions listed above are for our sole benefit and we may assert them regardless of the circumstances giving rise to any of these conditions. We may waive these conditions in our sole discretion in whole or in part at any time prior to the expiration of the exchange offer. A failure on our part to exercise any of the above rights will not constitute a waiver of that right, and that right will be considered an ongoing right that we may assert at any time and from time to time.
      If we determine in our sole discretion that any of the events listed above has occurred, we may, subject to applicable law:

•	refuse to accept any old notes and return all tendered old notes to the tendering holders;

•	extend the exchange offer and retain all old notes tendered before the expiration of the exchange offer, subject, however, to the rights of holders to withdraw these old notes; or

•	waive unsatisfied conditions relating to the exchange offer and accept all properly tendered old notes which have not been withdrawn.
      Any determination by us concerning the above events will be final and binding.

      In addition, we reserve the right in our sole discretion to:

•	purchase or make offers for any old notes that remain outstanding subsequent to the expiration date; and

•	to the extent permitted by applicable law, purchase old notes in the open market, in privately negotiated transactions or otherwise.
      The terms of any such purchases or offers may differ from the terms of the exchange offer.
Procedures for Tendering
      Except in limited circumstances, only a DTC participant listed on a DTC securities position listing with respect to the old notes may tender old notes in the exchange offer. To tender old notes in the exchange offer, holders of old notes that are DTC participants may follow the procedures for book-entry transfer as set forth below under “— Book-Entry Transfer” and in the letter of transmittal.
      In addition, you must comply with one of the following:

•	the exchange agent must receive, before expiration of the exchange offer, a timely confirmation of book-entry transfer of old notes into the exchange agent’s account at DTC according to DTC’s standard operating procedures for electronic tenders and a properly transmitted agent’s message as described below; or

•	the exchange agent must receive any corresponding certificate or certificates representing old notes along with the letter of transmittal; or

•	the holder must comply with the guaranteed delivery procedures described below.
      The tender by a holder of old notes will constitute an agreement between the holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal. If less than all the old notes held by a holder are tendered, the tendering holder should fill in the amount of old notes being tendered in the specified box on the letter of transmittal. The entire amount of old notes delivered or transferred to the exchange agent will be deemed to have been tendered unless otherwise indicated.
      The method of delivery of old notes, the letter of transmittal and all other required documents or transmission of an agent’s message, as described under “— Book-Entry Transfer,” to the exchange agent is at the election and risk of the holder. Instead of delivery by mail, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure timely delivery to the exchange agent prior to the expiration of the exchange offer. No letter of transmittal or old notes should be sent to us or DTC. Delivery of documents to DTC in accordance with its procedures will not constitute delivery to the exchange agent.
      Any beneficial holder whose old notes are registered in the name of his, her or its broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on his, her or its behalf. If the beneficial holder wishes to tender on his, her or its own behalf, the beneficial holder must, prior to completing and executing the letter of transmittal and delivering his, her or its old notes, either:

•	make appropriate arrangements to register ownership of the old notes in the holder’s name; or

•	obtain a properly completed bond power from the registered holder.
      The transfer of record ownership may take considerable time and may not be completed prior to the expiration date.
      Signatures on a letter of transmittal or a notice of withdrawal, as described in “— Withdrawal of Tenders” below, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an “eligible guarantor institution,” within the meaning of Rule 17Ad-15 under the Exchange Act, which we refer to in this prospectus as an “eligible institution,” unless the old notes are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.
      If the letter of transmittal is signed by a person other than the registered holder of any old notes listed therein, the old notes must be endorsed or accompanied by appropriate bond powers which authorize the person to tender the old notes on behalf of the registered holder, in either case signed as the name of the registered holder or holders appears on the old notes. If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing and, unless waived by us, they should submit evidence satisfactory to us of their authority to so act with the letter of transmittal.
      We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, and acceptance and withdrawal of tendered old notes. We reserve the absolute right to reject any and all old notes not properly tendered or any old notes whose acceptance by us would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to any particular old notes either before or after the expiration date. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, holders must cure any defects or irregularities in connection with tenders of old notes within a period we will determine. Although we intend to request the exchange agent to notify holders of defects or irregularities relating to tenders of old notes, neither we, the exchange agent nor any other person will have any duty or incur any liability for failure to give this notification. We will not consider tenders of old notes to have been made until these defects or irregularities have been cured or waived. The exchange agent will return any old notes that are not properly tendered and as to which the defects or irregularities have not been cured or waived to the tendering holders, unless otherwise provided in the letter of transmittal, promptly following the expiration date.
      In addition, we reserve the right, as set forth above under the caption “— Conditions to the Exchange Offer,” to terminate the exchange offer.
      By tendering, each holder represents to us, among other things, that:

•	the holder acquired new notes pursuant to the exchange offer in the ordinary course of its business;

•	the holder has no arrangement or understanding with any person to participate in the distribution of the new notes within the meaning of the Securities Act; and

•	the holder is not our “affiliate,” as defined in Rule 405 under the Securities Act.
      If the holder is a broker-dealer which will receive new notes for its own account in exchange for old notes acquired by the broker-dealer as a result of market-making activities or other trading activities, the holder must acknowledge that it will deliver a prospectus in connection with any resale of the new notes.
Book-Entry Transfer
      We understand that the exchange agent will make a request promptly after the date of this prospectus to establish an account with respect to the old notes at DTC for the purpose of facilitating the exchange offer. Any financial institution that is a participant in DTC’s system, including Euroclear and Clearstream, may make book-entry delivery of old notes by causing DTC to transfer old notes into the exchange agent’s DTC account in accordance with DTC’s Automated Tender Offer Program procedures for the transfer. The exchange of new notes for tendered old notes will only be made after a timely confirmation of a book-

entry transfer of the old notes into the exchange agent’s account and timely receipt by the exchange agent of an agent’s message.
      The term “agent’s message” means a message, transmitted by DTC to, and received by, the exchange agent and forming part of the confirmation of a book-entry transfer, which states that DTC has received an express acknowledgment from a participant tendering old notes that the participant has received an appropriate letter of transmittal and agrees to be bound by the terms of the letter of transmittal, and that we may enforce that agreement against the participant. Delivery of an agent’s message will also constitute an acknowledgment from the tendering DTC participant that the representations contained in the letter of transmittal and described under “— Resale of New Notes” above are true and correct.
Guaranteed Delivery Procedures
      The following guaranteed delivery procedures are intended for holders who wish to tender their old notes but:

•	their old notes are not immediately available;

•	the holders cannot deliver their old notes, the letter of transmittal, or any other required documents to the exchange agent prior to the expiration date; or

•	the holders cannot complete the procedure under DTC’s standard operating procedures for electronic tenders before expiration of the exchange offer.
      The conditions that must be met to tender old notes through the guaranteed delivery procedures are as follows:

•	the tender must be made through an eligible institution;

•	before expiration of the exchange offer, the exchange agent must receive from the eligible institution either a properly completed and duly executed notice of guaranteed delivery in the form accompanying this prospectus, by facsimile transmission, mail or hand delivery, or a properly transmitted agent’s message in lieu of notice of guaranteed delivery:

•	setting forth the name and address of the holder, the certificate number or numbers of the old notes tendered and the principal amount of old notes tendered;

•	stating that the tender offer is being made by guaranteed delivery; and

•	guaranteeing that, within three business days after expiration of the exchange offer, the letter of transmittal, or facsimile of the letter of transmittal, together with the old notes tendered or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•	the exchange agent must receive the properly completed and executed letter of transmittal, or facsimile of the letter of transmittal, as well as all tendered old notes in proper form for transfer or a book-entry confirmation, and any other documents required by the letter of transmittal, within three business days after expiration of the exchange offer.
      Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their old notes according to the guaranteed delivery procedures set forth above.
Withdrawal of Tenders
      Your tender of old notes pursuant to the exchange offer is irrevocable except as otherwise provided in this section. You may withdraw tenders of old notes at any time prior to 5:00 p.m., Eastern time, on the expiration date.

      For a withdrawal to be effective:

•	the exchange agent must receive a written notice, which may be by telegram, telex, facsimile transmission or letter, of withdrawal at the address set forth below under “— Exchange Agent;” or

•	for DTC participants, holders must comply with DTC’s standard operating procedures for electronic tenders and the exchange agent must receive an electronic notice of withdrawal from DTC.
      Any notice of withdrawal must:

•	specify the name of the person who tendered the old notes to be withdrawn;

•	identify the old notes to be withdrawn, including the certificate number or numbers and principal amount of the old notes to be withdrawn;

•	be signed by the person who tendered the old notes in the same manner as the original signature on the letter of transmittal, including any required signature guarantees; and

•	specify the name in which the old notes are to be re-registered, if different from that of the withdrawing holder.
      If old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of the applicable facility. We will determine in our sole discretion all questions as to the validity, form and eligibility, including time of receipt, for withdrawal notices, and our determination will be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no new notes will be issued with respect to them unless the old notes so withdrawn are validly retendered. Any old notes which have been tendered but which are not accepted for exchange will be returned to the holder without cost to the holder promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be re-tendered by following the procedures described above under “— Procedures for Tendering” at any time prior to the expiration date.
Exchange Agent
      We have appointed JPMorgan Chase Bank, N.A. as exchange agent in connection with the exchange offer. Holders should direct questions, requests for assistance and for additional copies of this prospectus, the letter of transmittal or notices of guaranteed delivery to the exchange agent addressed as follows:

By Mail or Overnight Courier:	By Hand Delivery:
JPMorgan Chase Bank, N.A. 2001 Bryant Street, 10th Floor Dallas, Texas 75201 Attn: Worldwide Securities Services	JPMorgan Chase Bank, N.A. 4 New York Plaza Ground Floor Window New York, New York 10004 Attn: Worldwide Securities Services
By Facsimile Transmission: (For Eligible Guarantor Institutions Only):
(214) 468-6494 Attn: Frank Ivins
For Information by Telephone:	For Confirmation by Telephone:
Customer Service (800) 275-2048	Frank Ivins (214) 468-6464

      Delivery of a letter of transmittal to any address or facsimile number other than the one set forth above will not constitute a valid delivery.
Fees and Expenses
      We will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will pay the exchange agent for its related reasonable out-of-pocket expenses, including accounting and legal fees. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the old notes and in handling or forwarding tenders for exchange.
      Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes. If, however:

•	new notes are to be delivered to, or issued in the name of, any person other than the registered holder of the old notes tendered; or

•	tendered old notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of old notes in connection with the exchange offer, then the tendering holder must pay the amount of any transfer taxes due, whether imposed on the registered holder or any other persons. If the tendering holder does not submit satisfactory evidence of payment of these taxes or exemption from them with the letter of transmittal, the amount of these transfer taxes will be billed directly to the tendering holder.
Consequences of Failures to Properly Tender Old Notes in the Exchange Offer
      We will issue the new notes in exchange for old notes under the exchange offer only after timely receipt by the exchange agent of the old notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, holders of the old notes desiring to tender old notes in exchange for new notes should allow sufficient time to ensure timely delivery. We are under no duty to give notification of defects or irregularities of tenders of old notes for exchange. Old notes that are not tendered or that are tendered but not accepted by us will, following completion of the exchange offer, continue to be subject to the existing restrictions upon transfer under the Securities Act. Upon completion of the exchange offer, specified rights under the registration rights agreement, including registration rights and any right to additional interest, will be either limited or eliminated.
      Participation in the exchange offer is voluntary. In the event the exchange offer is completed, we will not be required to register the remaining old notes. Remaining old notes will continue to be subject to the following restrictions on transfer:

•	holders may resell old notes only if we register the old notes under the Securities Act, if an exemption from registration is available, or if the transaction requires neither registration under nor an exemption from the requirements of the Securities Act; and

•	the remaining old notes will bear a legend restricting transfer in the absence of registration or an exemption.
      We do not currently anticipate that we will register the remaining old notes under the Securities Act. To the extent that old notes are tendered and accepted in connection with the exchange offer, any trading market for remaining old notes could be adversely affected.

DESCRIPTION OF THE NEW NOTES
      We issued the old notes, and will issue the new notes, under an indenture between us and JPMorgan Chase Bank, N.A., as Trustee. The terms of the new notes include those stated in the indenture and those made part of that indenture by reference to the Trust Indenture Act of 1939, as amended. The new notes and old notes will be identical in all material respects, except that the new notes have been registered under the Securities Act and are free of any obligation regarding registration, including the payment of liquidated damages upon failure to file or have declared effective an exchange offer registration statement or to consummate an exchange offer by specified dates. Accordingly, unless specifically stated to the contrary, the following description applies equally to the old notes and the new notes.
      The following description is a summary of the material provisions of the indenture and the notes. It does not restate the indenture in its entirety. We urge you to read the indenture, because it, and not this description, defines your rights as holders of the notes. A copy of the indenture was filed with the SEC as Exhibit 99.1 to our Current Report on Form 8-K filed on June 3, 2005, and may be obtained by contacting us as described in the section of this prospectus entitled “Where You Can Find More Information.”
      Capitalized terms used and not defined in this summary have the meanings specified in the indenture. References to the “Company” in this section of the prospectus are only to “Thermo Electron Corporation” and not to any of the subsidiaries of the Company.
General
      The notes have the following basic terms:

•	the notes are in the aggregate principal amount of $250 million (subject to the rights of the Company to issue additional notes as described under “— Further Issues”);

•	the notes accrue interest at a rate of 5% per year;

•	interest accrues on the notes from the most recent interest payment date to or for which interest has been paid or duly provided (or if no interest has been paid or duly provided, from the issue date of the notes), payable semi-annually in arrears on June 1 and December 1 of each year, beginning December 1, 2005;

•	the notes mature on June 1, 2015, unless redeemed prior to that date;

•	we may redeem the notes in whole or in part at any time at our option as described under “— Optional Redemption”; and

•	the notes are our senior unsecured obligations and rank equally with all of our other existing and future unsecured and unsubordinated debt.
      Interest will be paid to the person in whose name a note is registered at the close of business on May 15 or November 15, as the case may be, immediately preceding the relevant interest payment date. Interest on the notes is computed on the basis of a 360-day year comprised of twelve 30-day months.
      If any interest or other payment date of a note falls on a day that is not a business day, the required payment of principal, premium, if any, and interest will be made on the next succeeding business day as if made on the date that the payment was due, and no interest will accrue on that payment for the period from and after that interest or other payment date, as the case may be, to the date of that payment on the next succeeding business day. The term “business day” means, with respect to any note, any day other than a Saturday, a Sunday or a day on which banking institutions or trust companies in New York City are authorized or required by law, regulation or executive order to close.
      The notes are issued only in registered form without coupons in denominations of $5,000 and integral multiples of $1,000 in excess of that amount. The notes are represented by one or more global notes registered in the name of a nominee of DTC.

      The notes are not subject to any sinking fund.
      We may, subject to compliance with applicable law, at any time purchase notes in the open market or otherwise.
Payment and Transfer or Exchange
      Principal of and premium, if any, and interest on the notes will be payable, and the notes may be exchanged or transferred, at the office or agency maintained by the Company for such purpose (which initially will be the corporate trust office of the trustee located at 4 New York Plaza, 15th Floor, New York, NY 10004). Payment of principal and premium, if any, and interest on a global note registered in the name of or held by DTC or its nominee will be made in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note. If any of the notes is no longer represented by a global note, payment of interest on certificated notes in definitive form may, at our option, be made by check mailed directly to holders at their registered addresses. See “— Book-Entry; Delivery and Form; Global Notes.”
      A holder may transfer or exchange any certificated notes in definitive form at the same location given in the preceding paragraph. No service charge will be made for any registration of transfer or exchange of notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith. The Company is not required to transfer or exchange any note selected for redemption for a period of 15 days before mailing of a notice of redemption of notes to be redeemed.
      The registered holder of a note will be treated as the owner of it for all purposes.
      All amounts of principal of and premium, if any, or interest on the notes paid by the Company that remain unclaimed two years after such payment was due and payable will be repaid to the Company, and the holders of such notes will thereafter look solely to the Company for payment.
Ranking
      The notes are our senior unsecured obligations and rank equally with all of our other current and future unsecured and unsubordinated debt.
      Because our operations are partially conducted through our subsidiaries, the cash flow and the consequent ability to service our indebtedness, including the notes, will be partially dependent upon the earnings of our subsidiaries and the distribution of those earnings or upon the payments of funds by those subsidiaries to us. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes or to make funds available to us, whether by dividends, loans or other payments. In addition, the payment of dividends and the making of loans and advances to us by our subsidiaries may be subject to contractual or statutory restrictions, depend upon the earnings of those subsidiaries and are subject to various business considerations.
      Any right that we may have to receive assets of any of our subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of the notes to participate in those assets) will be effectively subordinated to the claims of such subsidiary’s creditors, including trade creditors. In addition, the notes will effectively rank junior in right of payment to any secured indebtedness which we may incur in the future to the extent of the assets securing such indebtedness.
Optional Redemption
      We may redeem any of the notes in whole or in part, at our option, at any time prior to their maturity, at a redemption price equal to the greater of (1) 100% of the principal amount of the notes being redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year comprised of twelve 30-day months) at the Treasury Rate plus 15 basis points (the “Make-Whole Amount”), plus accrued interest thereon to the redemption date.
      “Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such notes.
      “Comparable Treasury Price” means, with respect to any redemption date for the notes, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotation or (2) if the Company obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.
      “Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company.
      “Reference Treasury Dealer” means each of Barclays Capital Inc. and J.P. Morgan Securities Inc. or their respective affiliates which are primary U.S. government securities dealers, and their respective successors, and two other firms which are primary U.S. government securities dealers that the Company selects; provided, however, that if any of the foregoing shall cease to be a primary U.S. government securities dealer in New York City, the Company will substitute therefor another such primary U.S. government securities dealer.
      “Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference Treasury Dealer as of 3:30 p.m., New York time, on the third business day preceding such redemption date.
      “Treasury Rate” means, with respect to any redemption date for the notes, the rate per annum equal to the semiannual equivalent yield to maturity or interpolated (on a day-count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.
      We will mail notice of any redemption at least 30 days, but not more than 60 days, before the redemption date to each holder of notes to be redeemed. If less than all the notes are to be redeemed at any time, the trustee will select notes to be redeemed on a pro rata basis or by another method that the trustee deems fair and appropriate. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portion thereof called for redemption.
Sinking Fund
      The notes are not entitled to the benefit of any sinking fund.
Certain Covenants
      The indenture contains, among others, the following covenants:

Limitation on Liens
      The indenture requires that the Company will not, and will not permit any Designated Subsidiary to, incur any Debt secured by a Lien:

•	on any shares of stock, indebtedness or other obligations of a Subsidiary; or

•	on any Principal Property of the Company or a Designated Subsidiary;

(such stock, indebtedness or other obligations and Principal Property, “Property”), unless the Company secures or causes such Designated Subsidiary to secure the notes (together with, if the Company so determines, any other Debt of the Company or such Designated Subsidiary that exists or is thereafter created ranking equally with the notes, including guarantees of indebtedness of others) equally and ratably with, or prior to, such new Debt, for so long as such new Debt is secured by a Lien on the Property listed above. These restrictions shall not apply in the case of Debt secured by the following types of Liens:

•	Liens on any Property or Debt existing at the date of the indenture;

•	Liens on Property that already exist at the time the Company or such Designated Subsidiary acquires such Property; Liens that the Company or such Designated Subsidiary incurs to secure its payment of the purchase price of such Property; or Liens that the Company or such Designated Subsidiary incurs to secure any Debt that was incurred before, at the time of or within 180 days after the Company or such Designated Subsidiary acquires such Property in order to finance all or part of the purchase price of such Property;

•	Liens that secure:

(1) Debt which the Company owes to one of its Designated Subsidiaries; or

(2) Debt owed by a Designated Subsidiary to the Company or to another Designated Subsidiary;

•	Liens on Property of an entity, or on the stock, indebtedness or other obligations of such entity, that exist when (1) such entity becomes a Designated Subsidiary, (2) such entity is merged into or consolidated with the Company or a Subsidiary or (3) the Company or a Designated Subsidiary acquires all or substantially all of the stock or assets of such entity, provided that no such Lien extends to any other Property owned by the Company or such Designated Subsidiary prior thereto;

•	Liens on Property to secure any Debt that the Company or such Designated Subsidiary incurs to pay for all or part of the cost of development of or improvements to such Property, which Debt is incurred before, at the time of or within 180 days after the completion of such development or improvements;

•	Liens on Property to secure Debt or other indebtedness that the Company or such Designated Subsidiary incurs in connection with any financing in accordance with Section 103 of the Internal Revenue Code of 1986, as amended, or any replacement law;

•	Liens that secure obligations under capital leases on assets subject to such leases, provided that:

(1) any such Lien attaches to such property within twelve months after the Company or a Designated Subsidiary acquires such property; and

(2) such Lien attaches only to the property so acquired;

•	Liens on Property of a corporation or other Person existing at the time such corporation or other Person is merged or consolidated with the Company or a Designated Subsidiary or at the time of a sale, lease or other disposition of the Property of a corporation or other Person as an entirety or substantially as an entirety to the Company or a Designated Subsidiary; provided, that such Lien as a result of such merger, consolidation, sale, lease or other disposition is not extended to Property owned by the Company or such Designated Subsidiary immediately prior thereto;

•	Liens that are created, incurred or assumed in connection with an industrial revenue bond, pollution control bond or similar financing arrangement between the Company or any Designated Subsidiary and any federal, state or municipal government or other governmental body or quasi-governmental agency; and

•	any total or partial renewal, extension or replacement of any Lien that is permitted pursuant to exceptions listed above or any Debt secured by such excepted Lien, provided that such extension, renewal or replacement Lien is limited to all or any part of the same Property that secured the Lien extended, renewed or replaced (plus improvements on such Property).

      Notwithstanding the foregoing restrictions on incurring Debt secured by Liens on Property, the Company may, and may permit any Designated Subsidiary to, incur Debt secured by Liens on Property which do not fall within the exceptions listed above, without securing the notes on an equal basis, as long as the total amount of all such Debt outstanding (including the amount then being incurred) is not more than 10% of the Company’s Consolidated Net Assets immediately before such Debt is incurred.

Limitation on Sale and Lease-Back Transactions
      The indenture requires that the Company will not, and will not permit any Designated Subsidiary to, enter into any arrangement (except for temporary leases for a term of not more than three years, or except for sales or transfers and leaseback transactions involving the acquisition or improvements of Principal Properties) with any lender or investor, providing for a lease back to the Company or to any Designated Subsidiary of any Principal Property which was or will be sold or transferred by the Company or any Designated Subsidiary to such lender or investor or to any Person to whom the lender or investor has advanced funds based on the security of such property, unless either:

•	the Company or any Designated Subsidiary would be allowed, under “— Limitation on Liens” above, to create Debt secured by a Lien on the property to be leased without securing the notes on an equal basis; or

•	the Company and the Designated Subsidiaries, within the 12 months following such sale or transfer, regardless of whether such sale or transfer is made by the Company or by a Designated Subsidiary, have applied or apply a total amount equal to the greater of:

(1) the net proceeds of the sale of the property leased pursuant to such arrangement; and

(2) the fair value of the property so leased at the time of entering into such arrangement,

(A) to the voluntary retirement of the Company’s or Designated Subsidiary’s Debt, which debt matures by its terms more than one year after the date it was originally incurred; or (B) to the acquisition, development or improvement of one or more Principal Properties.

Consolidation, Merger and Sale of Assets
      The Company may consolidate or merge with or into any other Person, and may sell or transfer all or substantially all of its assets to another Person; provided that the following conditions are satisfied:

•	the Company is the continuing entity, or the resulting, surviving or transferee Person (the “Successor”) is a Person organized and existing under the laws of the United States of America, any state thereof or the District of Columbia or, subject to certain conditions (including an obligation to pay additional amounts in respect of withholding taxes), a jurisdiction outside the United States and the Successor (if not the Company) shall expressly assume, by supplemental indenture all the obligations of the Company under the notes and the indenture;

•	immediately after giving effect to such transaction, no Default or Event of Default under the indenture has occurred and is continuing; and

•	the trustee receives from the Company, if requested, an officer’s certificate and an opinion of counsel that the merger, consolidation or transfer and such supplemental indenture, as the case may be, complies with the applicable provisions of the indenture.
      If the Company consolidates or merges with or into any other entity or sells all or substantially all of its assets in accordance with the indenture, the Successor will be substituted for the Company in the indenture, with the same effect as if it had been an original party to the indenture. As a result, the Successor may exercise the Company’s rights and powers under the indenture, and the Company will be released from all its liabilities and obligations under the indenture and under the notes.
      Any substitution of the Successor for the Company might be deemed for federal income tax purposes to be an exchange of the notes for “new” notes, resulting in recognition of gain or loss for such purposes and possibly certain other adverse tax consequences to beneficial owners of the notes. You should consult your own tax advisor regarding the tax consequences of any such substitution.
Definitions
      “Consolidated Net Assets” means the consolidated total assets of the Company and its Subsidiaries as reflected in the Company’s most recent balance sheet prepared in accordance with generally accepted accounting principles, less (1) current liabilities (excluding current maturities of long-term debt and obligations under capital leases) and (2) trademarks, patents, and minority interests of others. Consolidated Net Assets includes goodwill of the Company and its Subsidiaries.
      “Debt” means, with respect to any Person, notes, bonds, debentures or other evidences of indebtedness for money borrowed, lease obligations of a lessee that are capitalized in accordance with GAAP, Debt of others secured by a lien on any Principal Property of such Person and guarantees of any of the foregoing by such Person, in each case that appear on the consolidated balance sheet of such Person as a liability in accordance with GAAP.
      “Designated Subsidiary” means any Subsidiary of the Company, other than an International Subsidiary, which is directly or indirectly wholly-owned by the Company on the date as of which a determination is being made, whether or not such Subsidiary was owned as of the date of the indenture or was created or acquired after the date of the indenture.
      “GAAP” means generally accepted accounting principles in the United States as in effect on the date of the indenture.
      “International Subsidiary” means any Subsidiary of the Company that conducts its principal business or has its principal assets located outside of the United States or that is organized outside of the United States.
      “Lien” means any mortgage, lien, security interest, pledge, charge or other encumbrance; provided that in no event will an operating lease or any Uniform Commercial Code financing statement filed in respect thereof be deemed to constitute a Lien.
      “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof or any other entity.
      “Principal Property” means any land, land improvement, building and associated equipment or property owned or leased under a capital lease that is located within the United States of America and has a book value greater than 3% of Consolidated Net Assets as of the date of such determination, not including any such property financed through the issuance of tax exempt governmental obligations, or any such property that the Board of Directors of the Company has determined not to be of material importance to the business of the Company and its Designated Subsidiaries taken as a whole.
      “Subsidiary” means any corporation or other Person of which at least a majority of all outstanding stock or equivalent interests having ordinary voting power in the election of directors or members of any equivalent management body of such corporation or other Person is at the time, directly or indirectly, owned by the Company or by one or more Subsidiaries of the Company or by the Company and one or more Subsidiaries.
Events of Default
      Each of the following events is defined in the indenture as an “Event of Default” (whatever the reason for such Event of Default and whether or not it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body) with respect to the notes:

(1) default in the payment of any installment of interest on the notes for 30 days after becoming due;

(2) default in the payment of principal on or premium, if any, on the notes when it becomes due and payable at maturity, upon optional redemption, upon declaration or otherwise;

(3) default in the performance, or breach, of any covenant or agreement of the Company in the indenture with respect to the notes (other than as referred to in clause (1) or (2) above), that continues for a period of 90 days after written notice to the Company by the trustee or to the Company and the trustee by the holders of at least 25% in principal amount of the outstanding notes;

(4) (A) failure by the Company or any Significant Subsidiary to pay indebtedness for money borrowed by the Company or such Significant Subsidiary, as the case may be, in an aggregate principal amount of at least $50 million, at the later of final maturity or the expiration of any applicable grace period or (B) acceleration of the maturity of indebtedness for money borrowed by the Company or any Significant Subsidiary, as the case may be, in an aggregate principal amount of at least $50 million, if that acceleration results from a default under the instrument giving rise to or securing such indebtedness for money borrowed unless, in each case, such Debt or acceleration is discharged or annulled within 30 days after written notice to the Company by the trustee or to the Company and the trustee by the holders of at least 25% in principal amount of the outstanding notes;

(5) the Company or any of its Significant Subsidiaries pursuant to or within the meaning of the Bankruptcy Law:

•	commences as debtor a voluntary case or proceeding;

•	consents to the entry of an order for relief against it in an involuntary case or proceeding;

•	consents to the appointment of a Custodian of it or for all or substantially all of its property;

•	makes a general assignment for the benefit of its creditors;

•	files a petition in bankruptcy as debtor or answer or consent seeking reorganization or relief, or consents to the filing of such petition or the appointment of or taking possession by a Custodian; or

•	takes any comparable action under any foreign laws relating to insolvency; and

(6) a court of competent jurisdiction enters under any Bankruptcy Law an order or decree that remains unstayed and in effect for 60 days and that:

•	is for relief against the Company or any of its Significant Subsidiaries as debtor in an

•	involuntary case, or adjudicates the Company or any of its Significant Subsidiaries insolvent or bankrupt;

•	appoints a Custodian of the Company or any of its Significant Subsidiaries or for all or substantially all of the property of the Company or any of its Significant Subsidiaries; or

•	orders the winding-up or liquidation of the Company or any of its Significant Subsidiaries (or any similar relief is granted under any foreign laws).
      “Bankruptcy Law” means Title 11 of the United States Code or any similar federal or state or foreign law for the relief of debtors.

      “Custodian” means any custodian, receiver, trustee, assignee, liquidator or other similar official under any Bankruptcy Law.
      “Significant Subsidiary” means any Subsidiary of the Company that, as of the date of determination, is a “significant subsidiary” as defined in Regulation S-X promulgated by the SEC.
      If an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency, or reorganization of us) occurs and is continuing, the trustee by notice to us, or the holders of at least 25% in principal amount of the outstanding notes by notice to us and the trustee, may, and the trustee at the request of these holders shall, declare the principal of, and premium, if any, and accrued and unpaid interest, if any, on all the notes to be due and payable. Upon such a declaration, such principal, premium and accrued and unpaid interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of us occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all the notes will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holders.
      The holders of not less than a majority in aggregate principal amount of the outstanding notes may rescind a declaration of acceleration and its consequences, if all events of default with respect to the notes, other than the nonpayment of the principal and other amounts that have become due solely by such acceleration, have been cured or waived, as provided in the indenture.
      The indenture provides that the trustee will, within 90 days after knowledge of the occurrence of default with respect to the notes, give the holders of the notes notice of such default known to it; provided that, except in the case of default in the payment of principal of or premium, if any, or interest, if any, on any of the notes, the trustee will be protected in withholding such notice if it in good faith determines the withholding of such notice is in the interest of the holders of the notes.
      We are required to furnish the trustee annually a statement by certain of our officers on our behalf to the effect that, to the best of our knowledge, we are not in default in the fulfillment of any of our obligations under the indenture or, if there has been a default in the fulfillment of any such obligation, specifying each such default. We are also required to deliver to the trustee, within 30 days after knowledge of the occurrence thereof, written notice of any Event of Default or any event which after notice or lapse of time or both would constitute an Event of Default.
      No holder of any note has any right to institute any judicial or other proceeding with respect to the indenture, or for the appointment of a receiver or trustee, or for any other remedy unless:

(1) an Event of Default shall have occurred and be continuing and such holder shall have given the trustee prior written notice of such continuing Event of Default;

(2) the holders of not less than 25% of the outstanding principal amount of notes shall have requested the trustee to institute proceedings in respect of such Event of Default;

(3) the trustee shall have been offered indemnity satisfactory to it against its costs, expenses and liabilities in complying with such request;

(4) the trustee shall have failed to institute proceedings 60 days after the receipt of such notice, request and offer of indemnity; and

(5) no direction inconsistent with such written request shall have been given for 60 days by the holders of a majority in principal amount of the outstanding notes.
      The holders of a majority in principal amount of notes outstanding have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee with respect to the notes or exercising any trust or power conferred to the trustee, and to waive certain defaults. The indenture provides that in case an Event of Default shall occur and be continuing, the trustee will exercise such of its rights and powers under the indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs. Subject to such provisions, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of the notes unless they shall have offered to the trustee security or indemnity satisfactory to the trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request.
Modification and Waivers
      Modification and amendments of the indenture and the notes may be made by us and the trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding notes affected thereby; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding note affected thereby:

•	change the stated maturity of the principal of or installment of interest on any note;

•	reduce the principal amount of or the rate of interest on any notes;

•	reduce any premium payable on the redemption of any note or change the date on which any note must be redeemed;

•	change the coin or currency in which the principal of or interest on any note is payable;

•	impair the right of any holder to institute suit for the enforcement of any payment on or after the stated maturity of any note;

•	reduce the percentage in principal amount of the outstanding notes, the consent of whose holders is required in order to take certain actions;

•	modify any of the provisions in the indenture regarding the waiver of past defaults and the waiver of certain covenants by the holders of notes except to increase any percentage vote required or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each note affected thereby; or

•	modify any of the above provisions.
      We and the trustee may, without the consent of any holders, modify or amend the terms of the indenture and the notes with respect to the following:

•	to cure any ambiguity, omission, defect or inconsistency;

•	to comply with the covenant described under “Certain Covenants — Consolidation, Merger and Sale of Assets;”

•	to add any additional events of default;

•	to add to our covenants for the benefit of holders of the notes or to surrender any right or power conferred upon us;

•	to add one or more guarantees for the benefit of holders of the notes;

•	to secure the notes pursuant to the covenants of the indenture;

•	to add or appoint a successor or separate trustee or other agent;

•	to provide for the issuance of the exchange notes, which will have terms substantially identical in all material respects to the notes (except that the transfer restrictions contained in the notes will be modified or eliminated, as appropriate, and there will be no registration rights), and which will be treated, together with any outstanding notes, as a single issue of securities;

•	to provide for the issuance of any additional notes;

•	to comply with any requirement in connection with the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

•	to comply with the rules of any applicable securities depository; and

•	to change any other provision if the change does not adversely affect the interests of any holder of notes in any material respect.
      The holders of at least a majority in aggregate principal amount of the notes may, on behalf of the holders of all notes, waive compliance by the Company with certain restrictive provisions of the indenture. The holders of not less than a majority in aggregate principal amount of the outstanding notes may, on behalf of the holders of all notes, waive any past default and its consequences under the indenture with respect to the notes, except an uncured default (1) in the payment of principal or premium, if any, or interest on notes or (2) in respect of a covenant or provision of the indenture that cannot be modified or amended without the consent of the holder of each note. Upon any such waiver, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of the indenture, but no such waiver shall extend to any subsequent or other default or Event of Default or impair any rights consequent thereon.
Discharge, Defeasance and Covenant Defeasance
      We may discharge certain obligations to holders of the notes that have not already been delivered to the trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by depositing with the trustee, in trust, funds in U.S. dollars in an amount sufficient to pay the entire indebtedness including the principal and premium, if any, and interest to the date of such deposit (if the notes have become due and payable) or to the maturity thereof or the date of redemption of the notes, as the case may be.
      The indenture provides that we may elect either (1) to defease and be discharged from any and all obligations with respect to the notes (except for, among other things, other obligations to register the transfer or exchange of the notes, to replace temporary or mutilated, destroyed, lost or stolen notes, to maintain an office or agency with respect to the notes and to hold moneys for payment in trust) (“legal defeasance”) or (2) to be released from our obligations to comply with the restrictive covenants under the indenture, and any omission to comply with such obligations will not constitute a default or an Event of Default with respect to the notes and clauses (3) and (4) under “— Events of Default” will no longer be applied (“covenant defeasance”). Legal defeasance or covenant defeasance, as the case may be, will be conditioned upon, among other things, the irrevocable deposit by us with the trustee, in trust, of an amount in U.S. dollars, or U.S. Government obligations, or both, applicable to the notes which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal or premium, if any, and interest on the notes on the scheduled due dates therefor.
      If we effect covenant defeasance with respect to the notes and the notes are declared due and payable because of the occurrence of any Event of Default other than under clauses (4) and (5) of “— Events of Default,” the amount in U.S. dollars, or U.S. Government obligations, or both, on deposit with the trustee will be sufficient, in the opinion of a nationally recognized firm of independent accountants, to pay amounts due on the notes at the time of the stated maturity but may not be sufficient to pay amounts due on the notes at the time of the acceleration resulting from such Event of Default. However, we would remain liable to make payment of such amounts due at the time of acceleration.
      We will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance will not cause the holders and beneficial owners of the notes to recognize income, gain or loss for federal income tax purposes. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the U.S. Internal Revenue Service or a change in law to that effect.
      We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option.

Further Issues
      We may from time to time, without notice to or the consent of the holders of the notes, create and issue additional notes having the same terms as, and ranking equally and ratably with, the notes in all respects (or in all respects except for the payment of interest accruing prior to the issue date of such additional notes, or except for the first payment of interest following the issue date of such additional notes). Such additional notes may be consolidated and form a single series with, and will have the same terms as to ranking, redemption, waivers, amendments or otherwise as, the notes, and will vote together as one class on all matters with respect to the notes.
Same-Day Settlement and Payment
      The notes trade in the same-day funds settlement system of DTC until maturity or until we issue the notes in certificated form. DTC therefore requires secondary market trading activity in the notes to settle in immediately available funds. We can give no assurance as to the effect, if any, of settlement in immediately available funds on trading activity in the notes.
Book-Entry; Delivery and Form; Global Notes
      The notes are represented by one or more global notes in definitive, fully registered form without interest coupons. Each global note is deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC in New York City for the accounts of participants in DTC.
      Investors may hold their interests in a global note directly through DTC if they are DTC participants, or indirectly through organizations that are DTC participants. Except in the limited circumstances described below, holders of notes represented by interests in a global note are not entitled to receive their notes in fully registered certificated form.
      DTC has advised us as follows: DTC is a limited-purpose trust company organized under New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of institutions that have accounts with DTC (“participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

Ownership of Beneficial Interests
      Upon the issuance of each global note, DTC credits, on its book-entry registration and transfer system, the respective principal amount of the individual beneficial interests represented by the global note to the accounts of participants. Ownership of beneficial interests in each global note is limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in each global note is shown on, and the transfer of those ownership interests is effected only through, records maintained by DTC (with respect to participants’ interests) and such participants (with respect to the owners of beneficial interests in the global note other than participants).
      So long as DTC or its nominee is the registered holder and owner of a global note, DTC or such nominee, as the case may be, will be considered the sole legal owner of the notes represented by the global note for all purposes under the indenture, the notes and applicable law. Except as set forth below, owners of beneficial interests in a global note are not entitled to receive certificated notes and are not considered to be the owners or holders of any notes under the global note. We understand that under existing industry practice, in the event an owner of a beneficial interest in a global note desires to take any actions that DTC, as the holder of the global note, is entitled to take, DTC would authorize the participants to take such action, and that participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them. No beneficial owner of an interest in a global note is able to transfer the interest except in accordance with DTC’s applicable procedures, in addition to those provided for under the indenture. Because DTC can only act on behalf of participants, who in turn act on behalf of others, the ability of a person having a beneficial interest in a global note to pledge that interest to persons that do not participate in the DTC system, or otherwise to take actions in respect of that interest, may be impaired by the lack of physical certificate of that interest.
      All payments on the notes represented by a global note registered in the name of and held by DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner and holder of the global note.
      We expect that DTC or its nominee, upon receipt of any payment of principal, premium, if any, or interest in respect of a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global note as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for accounts for customers registered in the names of nominees for such customers. These payments, however, will be the responsibility of such participants and indirect participants, and neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in any global note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or the relationship between such participants and the owners of beneficial interests in the global note.
      Unless and until it is exchanged in whole or in part for certificated notes, each global note may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC. Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.
      We expect that DTC will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in a global note are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction.
      Although we expect that DTC will agree to the foregoing procedures in order to facilitate transfers of interests in each global note among participants of DTC, DTC is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance or nonperformance by DTC or their participants or indirect participants of their respective obligations under the rules and procedures governing their operations.
      The indenture provides that, if (1) DTC notifies us that it is unwilling or unable to continue as depository or if DTC ceases to be eligible under the indenture and we do not appoint a successor depository within 90 days, (2) we determine that the notes shall no longer be represented by global notes and execute and deliver to the trustee a company order to such effect or (3) an event of default with respect to the notes shall have occurred and be continuing, the global notes will be exchanged for notes in certificated form of like tenor and of an equal principal amount, in authorized denominations. These certificated notes will be registered in such name or names as DTC shall instruct the trustee. It is expected that such instructions may be based upon directions received by DTC from participants with respect to ownership of beneficial interests in global securities.

      The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we do not take responsibility for its accuracy.

Euroclear and Clearstream, Luxembourg
      If the depositary for a global security is DTC, you may hold interests in the global security through Clearstream Banking, société anonyme, which we refer to as “Clearstream, Luxembourg,” or Euroclear Bank S.A./ NV, as operator of the Euroclear System, which we refer to as “Euroclear,” in each case, as a participant in DTC. Euroclear and Clearstream, Luxembourg will hold interests, in each case, on behalf of their participants through customers’ securities accounts in the names of Euroclear and Clearstream, Luxembourg on the books of their respective depositaries, which in turn will hold such interests in customers’ securities in the depositaries’ names on DTC’s books.
      Payments, deliveries, transfers, exchanges, notices and other matters relating to the notes made through Euroclear or Clearstream, Luxembourg must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. We have no control over those systems or their participants, and we take no responsibility for their activities. Transactions between participants in Euroclear or Clearstream, Luxembourg, on one hand, and other participants in DTC, on the other hand, would also be subject to DTC’s rules and procedures.
      Investors will be able to make and receive through Euroclear and Clearstream, Luxembourg payments, deliveries, transfers, exchanges, notices and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.
      In addition, because of time-zone differences, U.S. investors who hold their interests in the notes through these systems and wish on a particular day, to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both DTC and Euroclear or Clearstream, Luxembourg may need to make special arrangements to finance any purchase or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than transactions within one clearing system.
Governing Law
      The indenture and the notes are governed by, and construed in accordance with, the laws of the State of New York.
Regarding the Trustee
      JPMorgan Chase Bank, N.A. is the trustee under the indenture and has also been appointed by the Company to act as registrar, transfer agent and paying agent for the notes.

SUMMARY OF UNITED STATES FEDERAL TAX CONSEQUENCES
      The following discussion describes the material U.S. federal income tax consequences of the purchase, ownership and disposition of the new notes, but does not provide a complete analysis of all potential tax considerations.
      This summary is based on the Internal Revenue Code of 1986, as amended, which we refer to as the “Code,” administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein, possibly with retroactive effect. Persons considering the purchase of the new notes are urged to consult their tax advisors with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.
      This discussion applies only to holders that hold the new notes as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment purposes). This discussion does not describe all of the tax consequences that may be relevant to a holder in light of its particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;

•	insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	tax-exempt organizations;

•	dealers and certain traders in securities;

•	persons holding the new notes as part of a “straddle,” “hedge,” “conversion,” “constructive sale,” or similar transaction;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	certain former citizens or residents of the United States;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes; and

•	persons subject to the alternative minimum tax.
      If a partnership holds new notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Persons who are partners of a partnership holding new notes should consult their tax advisors.
Tax Consequences to U.S. Holders
      As used herein, the term “U.S. Holder” means a beneficial owner of a new note that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision thereof;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (2) a valid election is in place to treat the trust as a United States person.

      As used in this discussion, the term “Non-U.S. Holder” means a beneficial owner of a new note that is an individual, corporation, estate or trust and is not a U.S. Holder, and such term is further defined below. Special rules apply to Non-U.S. Holders, as discussed below in “— Tax Consequences to Non-U.S. Holders.”

Exchange Offer
      The exchange of old notes for new notes pursuant to the exchange offer will not constitute a taxable event for U.S. federal income tax purposes. As a result:

•	a holder of old notes will not recognize taxable gain or loss as a result of the exchange of the old notes for new notes;

•	the holding period of the new notes will include the holding period of the old notes surrendered in exchange therefor; and

•	the holder’s adjusted tax basis in the new notes will be the same as such holder’s adjusted tax basis in the old notes immediately prior to the surrender of such old notes pursuant to the exchange offer.

Taxation of Interest
      Interest paid on the new notes will be included in the income of a U.S. Holder as ordinary income at the time it is received or accrued, in accordance with the holder’s regular method of tax accounting.

Market Discount
      The market discount rules discussed below apply to a new note that is purchased at a price less than its stated redemption price at maturity.
      A holder that purchases a new note at a market discount generally will be required to treat any principal payment on the note and any gain on the disposition of the note as ordinary income to the extent of the accrued market discount (not previously included in income) at the time of such payment or disposition. In general, market discount is the amount by which the note’s stated redemption price at maturity exceeds the holder’s tax basis in the note immediately after the note is acquired. A note is not treated as purchased at a discount, however, if the market discount is less than 0.25% of the stated redemption price at maturity multiplied by the number of complete years to maturity after the date the holder acquires the note. Market discount on a note will accrue on a straight-line basis, unless the holder elects to accrue the discount on a constant yield-to-maturity basis. This election is irrevocable and applies only to the note for which it is made. The holder may also elect to include market discount in income currently as it accrues. This election applies to all market discount obligations acquired by the holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service, which we refer to as the “IRS.”
      If a holder of a new note that was acquired at a market discount disposes of such note in a non-taxable transaction (other than transferred basis transactions described in Section 1276(c) of the Internal Revenue Code), accrued market discount not previously included in income by the holder will be includable as ordinary income to the holder as if such holder had sold the note at its fair market value. A holder may be required to defer until maturity of the note (or, in certain circumstances, its earlier disposition) the deduction of all or a portion of the interest expense attributable to debt incurred or continued to purchase or carry a note with market discount, unless an election to include the market discount in income on a current basis is made.

Amortizable Bond Premium
      If a holder purchases a new note for an amount that is in excess of the note’s stated redemption price at maturity, such holder will generally be considered to have purchased the note with “amortizable bond premium.” A holder generally may elect to amortize amortizable bond premium using the constant yield-to-maturity method. The amount amortized in any year generally will be treated as a reduction of the holder’s interest income on the note. If the amortizable bond premium allocable to a year exceeds the amount of interest allocable to that year, the excess would be allowed as a deduction for that year but only to the extent of the holder’s prior interest inclusions with respect to the note. The premium on a note held by a holder that does not make such an election will decrease the gain or increase the loss otherwise recognizable on the sale, exchange or other disposition of the note. The election to amortize the premium on a constant yield-to-maturity method generally applies to all bonds held or subsequently acquired by the electing holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

Possible Effect of Make-Whole Amount
      If the amount or timing of any payments on a new note is contingent, the new note could be subject to special rules that apply to contingent payment debt instruments. These rules generally require a U.S. Holder to accrue interest income at a rate higher than the stated interest rate on the new note and to treat as ordinary income (rather than capital gain) any gain recognized on a sale, exchange, repurchase or retirement of the new note before the resolution of the contingencies.
      As described above in “Description of the New Notes — Optional Redemption,” holders could be entitled to receive a Make-Whole Amount if we redeem the new notes. Notwithstanding the possibility of such contingent payments, under applicable Treasury regulations, payments on a new note that are subject to either a remote or incidental contingency may be ignored. We believe that the prospect of the foregoing payments should be considered as a remote and/or incidental contingency so that the payments should be ignored.
      Therefore, for purposes of filing tax or information returns with the IRS, we will not treat the new notes as contingent payment debt instruments. Our determination that the new notes are not contingent payment debt instruments is binding on each holder unless the holder explicitly discloses in the manner required by applicable Treasury regulations that its determination is different from ours. Our determination is not, however, binding on the IRS. It is possible that the IRS may make a different determination, in which case the timing and amount of income inclusions by a holder may be affected. This discussion assumes that the new notes are not subject to the contingent payment debt instrument rules.
      If we pay a Make-Whole Amount, the Make-Whole Amount will generally be treated as capital gain under the rules described below under “— Tax Consequences to U.S. Holders — Sale, Exchange or Other Disposition of New Notes.”

Sale, Exchange or Other Disposition of New Notes
      Upon a sale, exchange or other disposition of a new note, a U.S. Holder will generally recognize taxable gain or loss equal to the difference between the amount realized on the disposition (not including any amounts attributable to any accrued and unpaid interest not previously included in income, which will be taxable as interest income) and such U.S. Holder’s adjusted tax basis in the new note. A U.S. Holder’s adjusted tax basis in a new note generally will be equal to the holder’s purchase price for the new note, decreased by any principal payments received by the holder and the amount of any amortizable bond premium previously deducted by the holder, and increased by the amount of any market discount previously included in the holder’s income.
      Gain or loss recognized on the sale, exchange or other disposition of a new note generally will be capital gain or loss (except to the extent attributable to accrued but unpaid interest not previously included in income by the U.S. Holder and to market discount not previously included in income, both of which will be taxable to the holder as ordinary income as described above under “— Tax Consequences to U.S. Holders — Taxation of Interest” and “— Tax Consequences to U.S. Holders — Market Discount”). Such capital gain or loss will be long-term capital gain or loss if, at the time of the disposition, the new note has been held for more than one year. The deductibility of capital losses is subject to limitations.

Tax Consequences to Non-U.S. Holders
      As used herein, the term “Non-U.S. Holder” means a beneficial owner of a new note that is, for U.S. federal income tax purposes:

•	an individual who is classified as a nonresident alien for U.S. federal income tax purposes;

•	a foreign corporation; or

•	a foreign estate or trust the income of which is not subject to U.S. federal income taxation regardless of its source.

Taxation of Interest
      Subject to the discussion below regarding backup withholding (in “Summary of United States Federal Tax Consequences — Backup Withholding and Information Reporting”), interest income on the new notes will be exempt from U.S. federal income and withholding tax, provided that:

•	the Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote and is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership and is not a bank receiving certain types of interest;

•	the certification requirement described below has been fulfilled with respect to the Non-U.S. Holder; and

•	such interest is not effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States.
      The certification requirement referred to above will generally be fulfilled if the beneficial owner of a new note certifies on IRS Form W-8BEN (or an appropriate substitute form), under penalties of perjury, that it is not a United States person and provides its name and address. Special certification rules apply to Non-U.S. Holders that hold their new notes through certain foreign intermediaries or foreign partnerships.
      Interest income on the new notes that is not exempt from U.S. tax generally will be subject to U.S. withholding tax at a 30% rate when paid, subject to reduction by an applicable treaty, unless such income is effectively connected income as described below in “— Tax Consequences to Non-U.S. Holders — Effectively Connected Income.”

Sale, Exchange or Other Disposition of New Notes
      Subject to the discussion below regarding backup withholding (in “Summary of United States Federal Tax Consequences — Backup Withholding and Information Reporting”), a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on gain realized on a sale, exchange or other disposition of a new note, unless:

•	the gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States (as described below in “— Tax Consequences to Non-U.S. Holders — Effectively Connected Income”);

•	in the case of a Non-U.S. Holder who is a nonresident alien individual, the individual is present in the United States for 183 or more days in the taxable year of the sale, exchange or other disposition and certain other conditions are met; or

•	the Non-U.S. Holder is subject to Code provisions applicable to certain U.S. expatriates.

Effectively Connected Income
      If a Non-U.S. Holder of a new note is engaged in a trade or business in the United States, and if interest income and other payments received with respect to the new note (including proceeds from the disposition of the new note) are effectively connected with the conduct of the trade or business, the Non-U.S. Holder, although exempt from U.S. withholding tax, will generally be taxed in the same manner as a U.S. Holder (see “— Tax Consequences to U.S. Holders” above), except that the Non-U.S. Holder will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax on interest income. If a Non-U.S. Holder is eligible for the benefits of a tax treaty, any effectively connected income or gain will generally be subject to U.S. federal income tax only if it is also attributable to a permanent establishment maintained by the holder in the United States. Non-U.S. Holders for which income or gain attributable to the new notes will constitute effectively connected income should consult their own tax advisors with respect to other tax consequences of the ownership of a new note, including the possible imposition of a 30% branch profits tax with respect to corporate Non-U.S. Holders.

U.S. Federal Estate Tax
      A new note held by an individual who at the time of death is not a citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) will not be subject to U.S. federal estate tax if the individual did not actually or constructively own 10% or more of the total combined voting power of all classes of our stock and, at the time of the individual’s death, payments with respect to such new note would not have been effectively connected with the conduct by such individual of a trade or business in the United States.

Backup Withholding and Information Reporting
      Information returns may be filed with the IRS in connection with payments on the new notes and the proceeds from a sale or other disposition of the new notes. A U.S. Holder may be subject to U.S. backup withholding tax on these payments if it fails to provide its taxpayer identification number to the paying agent and to comply with certification procedures or otherwise establish an exemption from backup withholding. A Non-U.S. Holder may be subject to U.S. backup withholding tax on these payments unless the Non-U.S. Holder complies with certification procedures to establish that it is not a United States person. The amount of any backup withholding from a payment will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

PLAN OF DISTRIBUTION
      We are not using any underwriter for the exchange offer.
      Each broker-dealer that receives new notes for its own account in connection with the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those new notes. A broker-dealer may use this prospectus, as amended or supplemented from time to time, in connection with resales of new notes received in exchange for old notes where the broker-dealer acquired old notes as a result of market-making activities or other trading activities. We have agreed that for a period of 120 days after the expiration date of the exchange offer, we will make available this prospectus, as amended or supplemented, to any broker-dealer for use in connection with those resales. In addition, until                     , 2005, all dealers effecting transactions in the new notes may be required to deliver a prospectus.
      We will not receive any proceeds from any sale of new notes by broker-dealers or any other persons. Broker-dealers may sell new notes received by them for their own account pursuant to the exchange offer from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of those methods of resale, at market prices prevailing at the time of resale, at prices related to those prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any new notes.
      Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act. A profit on any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
      For a period of 120 days after the expiration date of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers. We will also indemnify the holders of the old notes, including any broker-dealers, against specified liabilities, including liabilities under the Securities Act.

VALIDITY OF THE NEW NOTES
      Wilmer Cutler Pickering Hale and Dorr LLP, Boston, Massachusetts, will pass upon the validity of the new notes for Thermo Electron.
EXPERTS
      The financial statements, financial statement schedule and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control Over Financial Reporting) incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2004 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.
      The combined financial statements of Kendro Laboratory Products incorporated in this prospectus by reference from Amendment No. 1 to our Current Report on Form 8-K/A filed on July 22, 2005 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the preparation of the Kendro Laboratory Products combined financial statements as of and for the year ended December 31, 2004 covered by their report as described in Note 1 and stating that the combined balance sheet as of March 31, 2005 and the combined statements of income, comprehensive income and parent’s investment, and cash flows for the three months ended March 31, 2004 and 2005 of Kendro Laboratory Products were not audited by Deloitte & Touche LLP and, accordingly, Deloitte & Touche LLP did not express an opinion on such combined financial statements), which is incorporated herein by reference and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
EXCHANGE AGENT
      We have appointed JPMorgan Chase Bank, N.A. as exchange agent in connection with the exchange offer. Holders should direct questions, requests for assistance and for additional copies of this prospectus, the letter of transmittal or notices of guaranteed delivery to the exchange agent addressed as follows:

By Mail or Overnight Courier:	By Hand Delivery:
JPMorgan Chase Bank, N.A. 2001 Bryant Street, 10th Floor Dallas, Texas 75201 Attn: Worldwide Securities Services	JPMorgan Chase Bank, N.A. 4 New York Plaza Ground Floor Window New York, New York 10004 Attn: Worldwide Securities Services
By Facsimile Transmission (For Eligible Guarantor Institutions Only):
(214) 468-6494 Attn: Frank Ivins
For Information by Telephone: Customer Service (800) 275-2048	For Confirmation by Telephone: Frank Ivins (214) 468-6464

$250,000,000
Thermo Electron Corporation
5% Senior Notes due 2015

PROSPECTUS

       If you are a broker-dealer that receives new notes for your own account as a result of market-making or other trading activities, you must acknowledge that you will deliver a prospectus in connection with any resale of the new notes. The letter of transmittal accompanying this prospectus states that by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an “underwriter” within the meaning of the Securities Act. You may use this prospectus, as we may amend or supplement it in the future, for your resales of new notes. We will make this prospectus available to any broker-dealer for use in connection with any such resale for a period of 120 days after the date of expiration of this exchange offer.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS
Item 20.     Indemnification of Directors and Officers.
      The Delaware General Corporation Law and Thermo Electron’s Amended and Restated Certificate of Incorporation limit the monetary liability of directors to Thermo Electron and to its stockholders and provide for indemnification of Thermo Electron’s officers and directors for liabilities and expenses that they may incur in such capacities. In general, officers and directors are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of Thermo Electron and, with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. Thermo Electron also has indemnification agreements with its directors and officers that provide for the maximum indemnification allowed by law.
      Thermo Electron has an insurance policy which insures the directors and officers of Thermo Electron and its subsidiaries against certain liabilities which might be incurred in connection with the performance of their duties.

Item 21.	Exhibits and Financial Statement Schedules.

(a)	Exhibits

Exhibit
Number	Description of Exhibit

3.1	Amended and Restated Certificate of Incorporation of the Registrant (filed as Exhibit 1 to the Registrant’s Amendment No. 3 to Registration Statement on Form 8-A/A [File No. 1-8002] and incorporated in this document by reference).

3.2	By-laws of the Registrant, as amended and effective as of November 20, 2003 (filed as Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 [File No. 1-8002] and incorporated in this document by reference).

4.1	Rights Agreement dated as of October 29, 2001, between the Registrant and American Stock Transfer & Trust Company, which includes as Exhibit A the Form of Certificate of Designations, as Exhibit B the Form of Rights Certificate, and as Exhibit C the Summary of Rights to Purchase Preferred Stock (filed as Exhibit 4.2 to the Registrant’s Annual Report on Form 10-K for fiscal year ended December 29, 2001 [File No. 1-8002] and incorporated in this document by reference).

4.2	Amendment No. 1 to Rights Agreement dated as of February 7, 2002, between the Registrant and American Stock Transfer & Trust Company (filed as Exhibit 4.3 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 29, 2001 [File No. 1-8002] and incorporated in this document by reference).

4.3	Indenture, dated as of May 27, 2005, between the Registrant and JPMorgan Chase Bank, N.A., which includes as Exhibit A the Form of Initial Note and as Exhibit B the Form of Exchange Note (filed as Exhibit 99.1 to the Registrant’s Current Report on Form 8-K filed on June 3, 2005 [File No. 1-8002] and incorporated in this document by reference).

4.4	Registration Rights Agreement, dated as of May 27, 2005, among the Registrant and J.P. Morgan Securities Inc., Barclays Capital Inc., ABN AMRO Incorporated, Banc of America Securities LLC, KeyBanc Capital Markets, a Division of McDonald Investments Inc., and Mitsubishi Securities International plc. (filed as Exhibit 99.1 to the Registrant’s Current Report on Form 8-K [File No. 1-8002] and incorporated in this document by reference).

5.1	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP.

12.1	Statement Regarding Computation of Ratio of Earnings to Fixed Charges.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Deloitte & Touche LLP.

23.3	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5.1).

Exhibit
Number	Description of Exhibit

24.1	Powers of Attorney (see pages II-4 through II-5 of this Registration Statement).

25.1	Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of JPMorgan Chase Bank, N.A., as Trustee, on Form T-1, relating to the 5% Senior Notes due 2015.

99.1	Form of Letter of Transmittal.

99.2	Form of Notice of Guaranteed Delivery.

99.3	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees.

99.4	Form of Letter to Clients.

99.5	Form of Tax Guidelines.

(b)	Financial Statement Schedules
      Schedules not listed above have been omitted because they are not applicable or because the required information is contained in the financial statements or notes thereto.

Item 22.	Undertakings.
      The undersigned Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs a(i) and a(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.
      The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference into the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
      The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the undersigned undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
      The undersigned Registrant hereby undertakes that every prospectus: (i) that is filed pursuant to the immediately preceding paragraph or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
      The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
      The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Waltham, Commonwealth of Massachusetts, on this 5th day of August, 2005.

THERMO ELECTRON CORPORATION

By:	/s/ Marijn E. Dekkers

Marijn E. Dekkers
President and Chief Executive Officer
SIGNATURES AND POWER OF ATTORNEY
      We, the undersigned officers and directors of Thermo Electron Corporation, hereby severally constitute and appoint Seth H. Hoogasian and Kenneth J. Apicerno and each of them singly, our true and lawful attorneys with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the registration statement on Form S-4 filed herewith and any and all pre-effective and post-effective amendments to said registration statement and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Thermo Electron Corporation to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.
      Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Marijn E. Dekkers Marijn E. Dekkers	President, Chief Executive Officer, and Director (Principal Executive Officer)	August 5, 2005

/s/ Jim P. Manzi Jim P. Manzi	Chairman of the Board and Director	August 5, 2005

/s/ Peter M. Wilver Peter M. Wilver	Vice President and Chief Financial Officer (Principal Financial Officer)	August 5, 2005

/s/ Peter E. Hornstra Peter E. Hornstra	Corporate Controller and Chief Accounting Officer (Principal Accounting Officer)	August 5, 2005

/s/ John L. LaMattina John L. LaMattina	Director	August 5, 2005

/s/ Peter J. Manning Peter J. Manning	Director	August 5, 2005

Signature	Title	Date

/s/ Robert A. McCabe Robert A. McCabe	Director	August 5, 2005

/s/ Robert W. O’Leary Robert W. O’Leary	Director	August 5, 2005

/s/ Michael E. Porter Michael E. Porter	Director	August 5, 2005

/s/ Elaine S. Ullian Elaine S. Ullian	Director	August 5, 2005

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit

3.1	Amended and Restated Certificate of Incorporation of the Registrant (filed as Exhibit 1 to the Registrant’s Amendment No. 3 to Registration Statement on Form 8-A/A [File No. 1-8002] and incorporated in this document by reference).

3.2	By-laws of the Registrant, as amended and effective as of November 20, 2003 (filed as Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 [File No. 1-8002] and incorporated in this document by reference).

4.1	Rights Agreement dated as of October 29, 2001, between the Registrant and American Stock Transfer & Trust Company, which includes as Exhibit A the Form of Certificate of Designations, as Exhibit B the Form of Rights Certificate, and as Exhibit C the Summary of Rights to Purchase Preferred Stock (filed as Exhibit 4.2 to the Registrant’s Annual Report on Form 10-K for fiscal year ended December 29, 2001 [File No. 1-8002] and incorporated in this document by reference).

4.2	Amendment No. 1 to Rights Agreement dated as of February 7, 2002, between the Registrant and American Stock Transfer & Trust Company (filed as Exhibit 4.3 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 29, 2001 [File No. 1-8002] and incorporated in this document by reference).

4.3	Indenture, dated as of May 27, 2005, between the Registrant and JPMorgan Chase Bank, N.A., which includes as Exhibit A the Form of Initial Note and as Exhibit B the Form of Exchange Note (filed as Exhibit 99.1 to the Registrant’s Current Report on Form 8-K filed on June 3, 2005 [File No. 1-8002] and incorporated in this document by reference).

4.4	Registration Rights Agreement, dated as of May 27, 2005, among the Registrant and J.P. Morgan Securities Inc., Barclays Capital Inc., ABN AMRO Incorporated, Banc of America Securities LLC, KeyBanc Capital Markets, a Division of McDonald Investments Inc., and Mitsubishi Securities International plc. (filed as Exhibit 99.1 to the Registrant’s Current Report on Form 8-K [File No. 1-8002] and incorporated in this document by reference).

5.1	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP.

12.1	Statement Regarding Computation of Ratio of Earnings to Fixed Charges.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Deloitte & Touche LLP.

23.3	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5.1).

24.1	Powers of Attorney (see pages II-4 through II-5 of this Registration Statement).

25.1	Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of JPMorgan Chase Bank, N.A., as Trustee, on Form T-1, relating to the 5% Senior Notes due 2015.

99.1	Form of Letter of Transmittal.

99.2	Form of Notice of Guaranteed Delivery.

99.3	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees.

99.4	Form of Letter to Clients.

99.5	Form of Tax Guidelines.